PROSPECTUS

FILED PURSUANT TO 424(B)(3)

REGISTRATION NO.  333-151684

GMS CAPITAL CORP.

This Prospectus relates to the offering by the Company of a Minimum/Maximum Offering: 500,000 / 4,000,000 shares of common stock.

Offering Price: $0.20 per share

GMS Capital Corp., a Florida corporation, offers for sale, on a self- underwritten basis, a minimum of 500,000 shares and a maximum of 4,000,000 shares at a price of $0.20 per share. Proceeds from the sale of the shares will be escrowed in a non-interest bearing account until the minimum number of units are sold. If the minimum proceeds are not received within 180 days from the date of effectiveness of this prospectus, all escrowed funds will be promptly returned to subscribers without interest or deduction. The escrow agent will be Joseph I. Emas, Esq. This offering may continue past 180 days only if the minimum number of units has been sold. Otherwise this offering will end on the 180th day, unless, in our sole discretion, the offering is extended an additional 180 days.  The minimum number of shares purchased in a single investment is 25,000 shares or $5,000.  The Company reserves the right to accept lesser amounts at their sole discretion.

Investing in our securities involves risk, see "Risk Factors" page 9. Any investor who cannot afford to sustain the total loss of their investment should not purchase the securities offered herein. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BEFORE INVESTING, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND, PARTICULARLY, THE RISK FACTORS SECTION, BEGINNING ON PAGE 9.

The Company will receive proceeds in the amount of $800,000.00 assuming the sale of all of the Common Stock of the Company registered hereunder.

This is our initial public offering. No public market currently exists for our shares. We know of no market makers for our common stock. The shares will be offered and sold by our officers and directors without any discounts or other commissions.

	Number of Shares	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Company (2)

Per Share (Minimum Offering)	500,000	$0.20	$0.0	$100,000

Per Share (Maximum Offering)	4,000,000	$0.20	$0.0	$800,000

(1) Proceeds to us are shown before deducting offering expenses payable by us estimated at $25,000 including legal and accounting fees and printing costs.

The Company's "promoters" or their "affiliates" and their transferees, within the meaning of the Securities Act of 1933 ("Act"), are deemed to be "underwriters" within the meaning of the Act. Any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Act. The Company has not engaged any broker-dealer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 8, 2008.

TABLE OF CONTENTS

PAGE

About This Prospectus	3
Cautionary Note Regarding Forward Looking Statements and Other Information Contained in this Prospectus	3
Prospectus Summary	3
The Offering	4
Summary Financial Data	5
Risk Factors	7
Plan of Distribution	14
Use of Proceeds	17
Penny Stock Rules / Section 15(G) Of The Exchange Act	19
Market For Common Equity And Related Stockholder Matters	19
Determination of Offering Price	20
Dividends	20
Dilution	21
Management's Discussion and Analysis of Financial Condition and Plan of Operation	21
Description of Business	32
Description of Property	36
Legal Proceedings	36
Directors, Executive Officers and Control Persons	36
Executive Compensation	37
Security Ownership of Certain Beneficial Owners and Management	39
Certain Relationships and Related Transactions	39
Description of Securities	40
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	40
Legal Matters	41
Experts	41
Where You Can Find More Information	43
Financial Statements	43

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our Common Stock. This prospectus will be updated and, as updated, will be made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

Item 3. Summary Information and Risk Factors

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used in this prospectus, "we", "us", "our", "GMS", “Metratech Retail Systems Inc.”, “Metratech” or "our company" refers to GMS Capital Corp., a Florida corporation, formerly doing business as “Metratech Retail Systems Inc.”.

Business Overview

GMS Capital Corp. ("The Company" or "GMS") is a software sales and development company providing retail inventory management software for use by suppliers to “Big-Box” retailers.  Inventory management software permits suppliers to develop sales forecasts based on the sales of their products on retail store shelves.  “Big-Box” retailers are large, warehouse-style stores where public consumers go to purchase their everyday products, such as Wal-Mart, JC Penney and Target.  We sell our software and professional services in Canada and the US.

About Us

Our principal executive offices are located at 1224 Washington Avenue, Miami, Florida, 33139. The telephone number of our principal executive office is (514) 287-0103. The address of our website is http://www.managethepipe.com ..

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. Management plans to apply to enable our common stock to be quoted on the OTC Bulletin Board.

Corporate History

GMS Capital Corp. was incorporated in Canada on March 9, 2000 under the name "Metratech Retail Systems Inc." for the development and sales of specialized inventory management software.  The Company re-incorporated itself in the State of Florida on September 18, 2007 and was subsequently renamed "GMS Capital Corp." in order to raise capital on the US public markets to realize its objectives of investing in its development and marketing plans.

The details of the merger and re-incorporation are as follows:

The 2,578,000 issued and outstanding shares of Metratech Retail Systems Inc. were converted to 2,578,000 shares of GMS Capital Corp.  Each shareholder of the Company received one share of GMS Capital Corp. for every share of Metratech Retail Systems Inc.  The three directors of Metratech Retail Systems Inc., George Metrakos, Marcel Côté and Spiro Krallis were replaced by George Metrakos on the board of directors of the newly incorporated company.

On October 1, 2007, the Company issued an additional 2,537,400 shares at a price of $0.10 per share in order to compensate shareholders and external consultants to perform the consulting work necessary to complete the company's prospectus.

GMS decided to reincorporate itself under the laws of the State of Florida in order to take advantage of opportunities available to public entities in the US.  The reincorporation saw existing shareholders receive the equivalent number of shares in the Florida corporation as they held in the company prior to reincorporation.  The reincorporation in no way has changed the capital structure of the Company.

The Offering

Issuer:	GMS Capital Corp.
Common Stock outstanding prior to offering	5,115,400
Common Stock offered by us:	4,000,000 shares
Offering Price:	$0.20 per share
Common Stock outstanding after the offering:	9,115,400

The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of December 8, 2008. There are currently no options to purchase shares of common stock outstanding as of December 8, 2008 and there are no additional shares of common stock available for future issuance under our stock option plans and there are no outstanding warrants to purchase additional shares of common stock.

Our OTC Bulletin Board Trading Symbol	We intend to apply to have our shares trade on the OTC Bulletin Board upon completion of this registration. There can be no assurances that we be listed on the OTC Bulletin Board

Risk Factors	See "Risk Factors" beginning on page 9 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our Common Stock.

Summary Financial Data

The following table sets forth our summarized audited financial statements. The statement of operations data for the period ending September 30, 2008 and year ended December 31 2007, and the balance sheet data as of September 30, 2008 and December 31, 2007, are derived from our audited financial statements and related notes included in the back of this prospectus.

The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The results included below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS, INC.)
BALANCE SHEETS
SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

ASSETS
	(IN US$)
	2008	2007
	(unaudited)	(audited)
Current Assets:
Cash and cash equivalents	$7,232	$11,993
Accounts receivable, net	4,941	15,971
Due from officer	-	2,891
Due from related companies	11,526	9,373

Total Current Assets	23,699	40,228

Fixed assets, net of depreciation	13,738	25,102

TOTAL ASSETS	$37,437	$65,330

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities:
Due to officers	$23,791	$2,935
Line of credit	-	82
Loan payable	-	12,426
Deferred revenue	-	1,084
Accounts payable and accrued expenses	1,362	6,150

Total Current Liabilities	25,153	22,677

Total Liabilities	25,153	22,677

STOCKHOLDERS' EQUITY
Common stock, $.001 Par Value; 100,000,000 shares authorized
and 5,115,400 issued and outstanding, respectively	5,115	5,115
Additional paid-in capital	461,425	461,425
Accumulated deficit	(422,773)	(391,589)
Accumulated other comprehensive income (loss)	(31,483)	(32,298)

Total Stockholders' Equity	12,284	42,653

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$37,437	$65,330

GMS CAPITAL CORP.
FORMERLY D/B/A METRATECH RETAIL SYSTEMS INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

	Nine months ending September 30		Three months ending September 30
	(IN US$)		(IN US$)
	2008	2007	2008	2007
OPERATING REVENUES
Sales	$35,728	$64,647	$19,521	$11,616

COST OF SALES
Purchases	41,691	7,862	16,893	-
Total Cost of Sales	41,691	7,862	16,893	-

GROSS PROFIT (LOSS)	(5,963)	56,785	2,628	11,616

OPERATING EXPENSES
Selling, general and administrative	23,284	11,834	10,571	3,958
Depreciation	7,390	9,492	1,880	3,670
Total Operating Expenses	30,674	21,326	12,451	7,628

INCOME (LOSS) BEFORE OTHER INCOME	(36,637)	35,459	(9,823)	3,988

OTHER INCOME (EXPENSE)
Interest expense	(2,356)	(2,057)	(16)	(711)
Gain on asset disposal	7,809	-	-	-
Total Other Income (Expense)	5,453	(2,057)	(16)	(711)

NET INCOME (LOSS) BEFORE PROVISION
FOR INCOME TAXES	(31,184)	33,402	(9,839)	3,277
Provision for Income Taxes	-	-	-	-

NET INCOME (LOSS) APPLICABLE
TO COMMON SHARES	$(31,184)	$33,402	$(9,839)	$3,277

NET INCOME (LOSS) PER BASIC AND DILUTED SHARES
BASIC AND DILUTED	$(0.01)	$0.01	$(0.00)	$0.00

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - BASIC AND DILUTED	5,115,400	2,578,000	5,115,400	2,578,000

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$(31,184)	$33,402	$(9,839)	$3,277
Other comprehensive income (loss)
Currency translation adjustments	815	7,567	1,654	3,547
Comprehensive income (loss)	$(30,369)	$40,969	$(8,185)	$6,824

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our Common Stock.

If any of the following risks, or any other risks not described below because they are currently unknown to us or we currently deem such risks as immaterial, but they later become material, actually occurs, it is likely that our business, financial condition, and operating results could be seriously harmed. As a result, the trading price of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to our Business

1.  Decreasing market prices for our products and services due to increasing competition may cause us to lower our prices to remain competitive, which could delay or prevent our future profitability.

Currently, our prices are lower than those of many of our competitors for comparable software products and services. However, market prices for business analysis software have decreased over the last few years, and we anticipate that prices will continue to decrease. This information is based on the experience of the Company's management working in the business analytics software industry.  Such competition or continued price decreases may require us to lower our prices to remain competitive, may result in reduced revenue, a loss of customers, or a decrease in customer growth and may delay or prevent our future profitability. The value of your investment in the common shares would therefore be affected, and you could even lose your entire investment.

2.  Business Analysis Software may fail to gain acceptance among suppliers to major retailers and hence the growth of the business will be limited, lowering the profitability of the business.

If business analysis software such as our inventory management solutions fail to gain acceptance among suppliers to major retailers, our ability to grow our business will be limited, which could affect the profitability of our business. The market for business analysis and inventory management software has only in the last 10 years begun to develop and is rapidly evolving. We currently generate most of our revenue from the sale of professional services as we have not been able to increase significantly the sales of our software.  If our sales and marketing plan fail to increase the number of customers using our software, our ability to grow our business will be limited. As a result, the value of your investment in the common shares would be affected, and you could even lose your entire investment.

3.  Our software to date is not sufficiently developed or advanced in order to offer a simple and efficient means of installing it within the customer’s premises.

Customers must therefore incur additional professional service fees in order to install and utilize the software on their premises, increasing the cost of ownership to the customer.  As such, there remains a higher barrier to new customer acquisition due to these higher costs versus our competition.  The result may be our inability to acquire enough customers, reducing our revenues and hence our profitability.  If such a scenario is not overcome, the value of our common stock will fall and you could lose your entire investment.

4.  Our software may have flaws which could result in a reduction of customer appeal and hence reduce the profitability of our operations.

Flaws in our technology and systems could cause our customers to commit errors in their management of their inventory, resulting in lost sales opportunities for their products on retail shelves or the overstock of items in warehouses.  These errors will result in reduced revenues and higher costs to our customers and hence will greatly reduce the appeal of our software and services.  Such flaws will damage our reputation, cause us to lose customers and limit our growth which could affect the profitability and operations of our business.  Such an effect would result in the value of your investment in the common shares to be affected, and you could even lose your entire investment.

5.  Because much of our potential success and value lies in our use of internally developed software, if we fail to protect the software, it could affect the profitability and operations of our business.

Our ability to compete effectively is dependent in large part upon the maintenance and continued development of internally developed software. To date, we have relied on trade secret laws, as well as confidentiality procedures and licensing arrangements, to establish and protect our rights to our software. We typically enter into confidentiality or license agreements with our employees, consultants, customers and vendors in an effort to control access to, and distribution of, technology, software, documentation and other information.  Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use this software without authorization.

Policing unauthorized use of our software is difficult. The steps we take may not prevent misappropriation of the software we rely on. In addition, effective protection may be unavailable or limited in some jurisdictions outside the United States and Canada. Litigation may be necessary in the future to enforce or protect our rights, or to determine the validity and scope of the rights of others. That litigation could cause us to incur substantial costs and divert resources away from our daily business, which in turn could materially adversely affect our business through decreasing profitability and negative corporate image to our customers, causing a higher rate of customer defection. As a result, the value of your investment in the common shares would be affected, and you could even lose your entire investment.

6.  Future new technologies could render our company less competitive than the industry standard, resulting in lower profitability due to decreased sales.

Business Analysis and Inventory Management Software has changed the way suppliers to major retailers manage their business and make business decisions on a daily basis. We also are subject to the risk of future disruptive technologies. If new technologies develop that are able to deliver competing business analysis process and more advanced software, better or more conveniently, it could have a material adverse effect on us by causing a higher rate of customer defection to companies with this new technology, reducing our profitability due to decreased sales. This would adversely affect the value of the common shares of the company, and you could even lose your entire investment.

7.  We cannot guarantee that our software technology and trade secrets will not be stolen, decreasing our competitive advantage, resulting in lower profitability due to decreased sales.

Our Company has invested in the research and development of our software technology which permits the calculation and estimated sales forecast of consumer product inventory within a retail store. This technology has been developed by our employees and consultants and is owned entirely by us.  The programming and configuration of our software technology together with the computer hardware and software required for our services to function is proprietary to our company.  We rely on trade secrets and proprietary know-how to protect this technology. We cannot assure you that our technology will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. If such a breach were to occur, our brand, reputation, and growth will be negatively impacted. As a result, we would incur extra expense to acquire new customers to replace those which have been acquired by the increased competitive presence, decreasing our profitability as expenses would increase. As a result, the value of your investment in the common shares would be affected, and you could even lose your entire investment.

8.  We Do Not Currently Hold a Professional or Product Liability Insurance Policy Required to Sufficiently Protect Us and We Remain Exposed To Potential Liability Claims.

We do not currently hold a professional or product liability insurance policy. We intend to purchase a professional and product liability insurance policy from the proceeds of this offering. Professional and product liability insurance coverage is specifically tailored to the delivery of our software and professional services to our customers. For example, a customer whose software is not functional due to a service outage or has produced a mathematical result that is incorrect due to a software flaw may sue us for damages related to the customer's inability to properly anticipate the required inventory levels to properly meet sales demand. Professional liability insurance exists to cover the Company for any costs associated with the legal defense, or any penalties awarded to the plaintiff in such cases where judgment could be rendered against us in case of loss in court. Such penalties could be large monetary funds that a judge could force us to pay in the event where damages have been awarded to the plaintiff.

Our business exposes us to potential professional liability which is prevalent in the business analytics software industry. While we have adequate licensing agreements which indicate that we cannot guarantee 100% accuracy, these licensing agreements cannot guarantee that we will not be sued for damages. The company currently has no specific professional or product liability insurance. The company intends to purchase professional and product liability insurance which will help to defray costs to the company for defense against damage claims. The Company does not foresee any difficulties in obtaining such a policy, as the company has already been approved and a quotation submitted for such coverage by a Canadian Insurance Company. In this proposal, the Insurance Company is aware of the geographical locations of our client base, which is predominantly in Canada however includes a small amount in the US and International. There can be no assurance that the coverage the commercial general liability insurance policy provides will be adequate to satisfy all claims that may arise. Regardless of merit or eventual outcome, such claims may result in decreased demand for a product, injury to our reputation and loss of revenues. Thus, a product liability claim may result in losses that could be material, affecting the value of the common shares of the company, and you could even lose your entire investment.

9.  Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our Company began its operations in 2000. Our limited operating history in the industry may not provide a meaningful basis on which to evaluate our business. We cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	maintain our proprietary technology;
•	expand our product offerings and maintain the high quality of our products;
•	manage our expanding operations, including the integration of any future acquisitions;
•	obtain sufficient working capital to support our expansion and to fill customers’ orders in time;
•	maintain adequate control of our expenses;

•	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed;
•
anticipate and adapt to changing conditions in the software industry markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

10.  We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

We believe that existing and new competitors will continue to improve their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. Our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.

Our major competitors may be better able than we to successfully endure downturns in our industry. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced in either case. In addition, we cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

11.  Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to raise capital from outside sources. Our ability to obtain financing will depend upon a number of factors, including:

•	our financial condition and results of operations,
•	conditions in relevant financial markets

If we are unable to obtain financing, as needed, on a timely basis and on acceptable terms, our financial position, competitive position, growth and profitability may be adversely affected.

12.  We may engage in future acquisitions that could dilute the ownership interests of our stockholders, cause us to incur debt and assume contingent liabilities.

As part of our business strategy, we review acquisition and strategic investment prospects that we believe would complement our current product offerings, augment our market coverage or enhance our technological capabilities, or otherwise offer growth opportunities. From time to time we review investments in new businesses and we expect to make investments in, and to acquire, businesses, products, or technologies in the future. In the event of any future acquisitions, we could:

•	issue equity securities which would dilute current stockholders’ percentage ownership;

•	incur substantial debt;
•	assume contingent liabilities; or
•	expend significant cash.

These actions could have a material adverse effect on our operating results or the price of our Common Stock. Moreover, even if we do obtain benefits in the form of increased sales and earnings, there may be a lag between the time when the expenses associated with an acquisition are incurred and the time when we recognize such benefits. Acquisitions and investment activities also entail numerous risks, including:

•	difficulties in the assimilation of acquired operations, technologies and/or products;
•	unanticipated costs associated with the acquisition or investment transaction;
•	the diversion of management’s attention from other business concerns;
•	adverse effects on existing business relationships with suppliers and customers;
•	risks associated with entering markets in which we have no or limited prior experience;
•	the potential loss of key employees of acquired organizations; and
•	substantial charges for the amortization of certain purchased intangible assets, deferred stock compensation or similar items.

We cannot ensure that we will be able to successfully integrate any businesses, products, technologies, or personnel that we might acquire in the future, and our failure to do so could have a material adverse effect on our business, operating results and financial condition.

13. We may not be able to prevent others from unauthorized use of our software, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. The process of seeking patent protection can be lengthy and expensive and we cannot ensure you that our existing or future issued software copyrights will be sufficient to provide us with meaningful protection or commercial advantages.

We also cannot assure you that our current or potential competitors do not have, and will not obtain, patents that will prevent, limit or interfere with our ability to make, use or sell our products in either the US or other countries.

14. We will require additional capital to fund our operations beyond the next 3 months and, if it is not available, we will be forced to reduce our planned development and marketing efforts, which will reduce our sales revenues.

We believe that our existing working capital and cash available from operations will enable us to meet our working capital requirements for the next 3 months. From this point onwards, unless we experience an increase in revenues from the current level, we will need additional capital. The development and marketing of new products and the expansion of distribution channels and associated support personnel requires a significant commitment of resources. In addition, if the markets for our products develop more slowly than anticipated, or if we fail to establish significant market share and achieve sufficient net revenues, we may continue to consume significant amounts of capital. As a result, we could be required to raise additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of the shares held by existing stockholders. If additional funds are raised through the issuance of debt securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of common stockholders, and the terms of such debt could impose restrictions on our operations. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

15.  We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting and in the management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. We hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under US securities laws.

16.  Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. The SEC extended the compliance dates for “non-accelerated filers,” as defined by the SEC. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We have not yet evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as will be required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404, which will initially apply to us as of December 31, 2008. Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

17.  We do not have key man insurance on our Chairman and CEO, on whom we rely for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. George Metrakos, the Company’s Chairman of the Board and CEO. The loss of the services of Mr. George Metrakos for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that their services will continue to be available to us, or that we will be able to find a suitable replacement for either of them. We do not carry key man life insurance for any key personnel.

18.  We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

19. We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products.

Risks Related to Our Common Stock.

20. Future Sales of Common Stock Could Depress the Price of our Common Stock

Future sales of substantial amounts of common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise by certain shareholders could have a material adverse impact on the market price for the common stock at the time. There are presently 5,115,400 outstanding shares of our common stock held by shareholders which are deemed "restricted securities" as defined by Rule 144 under the Securities Act of which 4,569,900 are held by affiliates.  Within these affiliated shares, 2,578,000 are subject to the limitations placed on shares that would be subject to the comments from Kenneth Worm to Richard Wolffe. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of rule 144.  Rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a six month holding period. Any sales of shares by shareholders pursuant to rule 144 may have a depressive effect on the price of our common stock.

21. To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future, and we cannot assure an investor that funds will be legally available to pay dividends or that even if the funds are available, that the dividends will be paid.

22.  There is no public (trading) market for our common stock and there is no assurance that the common stock will ever trade on a recognized exchange or dealers' network; therefore, our investors may not be able to sell their shares.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. Likewise, stockholders may be unable to sell their common shares at or above the purchase price, which may result in substantial losses to stockholders. Stockholders must note that the shares in this offering must be sold at a fixed price of $0.20 until the shares are listed on the OTC Bulletin Board. There can be no assurances that we be listed on the OTC Bulletin Board.

23.  Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

As discussed in the preceding risk factor, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

24.  Investors in our common stock will experience immediate and substantial dilution as a percentage of their holdings.

The net tangible book value of our common stock at September 30, 2008 was $12,284 or $0.002 per share based on 5,115,400 common shares outstanding at the time. Compared to the currently outstanding shares of our stock, investors will experience an immediate dilution of $0.046 per share if the totality of the offering is sold.

25.  Our offering price is arbitrarily determined and is unrelated to any measure of value, actual income or assets.

Our offering price of $0.20 per share was arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company. It is not based upon an independent assessment of the value of our shares and should not be considered as such.

26.  We are responsible for the indemnification of our officers and directors.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against costs and expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. Consequently, we may be required to expend substantial funds to satisfy these indemnity obligations.

Where You Can Find More Information

Plan of Distribution

Currently we plan to have our officers sell the common shares on a self-underwritten basis. They will receive no discounts or commissions. Our officers will deliver prospectuses to these individuals and to others who they believe might have interest in purchasing all or a part of this offering.

We also may retain licensed broker/dealers to assist us in the offer and sell of the shares of our common stock, if we deem such to be in our best interest. At this time we do not have any commitments, agreements or understandings with any broker/dealers. The maximum underwriting discounts and commissions we are willing to pay to engage broker/dealers is 10%. In the event we retain any broker/dealers to assist in the offer and sell of shares of our common stock we will update this prospectus accordingly.

In order to buy shares of our common stock you must complete and execute the subscription agreement and return it to us at 1224 Washington Avenue, Miami Beach, FL, 33139. Payment of the purchase price must be made by check payable to the order of "GMS Capital.Corp." The check may be delivered directly to 1210 Washington Avenue, Suite 20, Miami Beach FL 33130, or to us at the abovementioned address.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Our officers will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 (the "Exchange Act") in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not at the time of their participation, an associated person of a broker/dealer; and,

3. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are, and will continue to be, our officers and directors at the end of the offering, and have not been, during the last twelve months, and are currently not, broker/dealers or associated with broker/dealers. They have not, nor will not, participate in the sale of securities of any issuer more than once every twelve months. After our registration statement is declared effective by the SEC we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the United States of America, and/or offshore.

Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

Our officers, directors, employees and affiliates may purchase shares offered under this prospectus:

- no offers were made to our officers, directors, employees and affiliates prior to the filling of the registration statement;

- subsequent offers will be made only with the prospectus; and

- no funds have or will be committed or paid by our officers, directors, employees and affiliates prior to effectiveness of the registration statement.

Forward-Looking Statements

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. . Although we will amend this registration statement to update the information as required by Section 10(a)(3) of the Securities Act of 1933 or to disclose any fundamental change in the information in the registration statement or additional or changed material information on the plan of distribution you should not rely on these forward-looking statements which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "intend," "estimate" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

Risks associated with forward-looking statements.

This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

(1) Our ability to obtain a meaningful degree of consumer acceptance for our products now and in the future,

(2) Our ability to market our products on a global basis at competitive prices now and in the future,

(3) Our ability to maintain brand-name recognition for our products now and in the future,

(4) Our ability to maintain an effective distribution network,

(5) Our success in forecasting demand for our products now and in the future,

(6) Our ability to maintain pricing and thereby maintain adequate profit margins, and

(7) Our ability to obtain and retain sufficient capital for future operations.

Where you can get additional information

We will be subject to and will comply with the periodic reporting Requirements of Section 12(g) of the Securities Exchange Act of 1934. We will furnish to our shareholders an Annual Report on Form 10-K containing financial information examined and reported upon by independent accountants, and it may also provide unaudited quarterly or other interim reports such as Forms 10-Q or Form 8-K as it deems appropriate. Our Registration Statement on Form S-1 with respect to the Securities offered by this prospectus, which is a part of the Registration Statement as well as our periodic reports may be inspected at the public reference facilities of the U.S. securities and Exchange Commission, Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or from the Commission's internet website, www.sec.gov and searching the EDGAR database for Vsurance Inc. Copies of such materials can be obtained from the Commission's Washington, D.C. office at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Item 4. Use of Proceeds.

We intend to use the net proceeds from this offering primarily for working capital, to reimburse some debt that the Company has taken on since inception and to fund the expansion of our business, including funding marketing expenses and operating losses. We intend to utilize the proceeds within 30 days of receipt of the funds as per our plan of operations found in our "Management's Discussion and Analysis and Plan of Operations" and our use of proceeds below.

The following table demonstrates the use of proceeds based on the projected funds raised from this offering. Different values are provided in the event that the maximum amounts are not raised as a part of this offering. No officer or director of the Company will be purchasing shares in this offering.

The foregoing categories indicate the allocation of funds for various purposes to be used by the company. It is possible that all or a portion of the funds received in this offering may not be utilized immediately, in which case the Company may invest unused funds in short-term interest bearing, investment grade securities until expenditure of such funds becomes necessary.

	Minimum offering raised ($100,000)	$250,000 raised	$500,000 raised	Maximum offering raised ($800,000)
Repayment of Debt to:
Officers and Shareholders	$23,791	$23,791	$23,791	$23,791
Fees associated to this offering	$25,000	$25,000	$25,000	$25,000
Product Development	$—	$25,000	$100,000	$200,000
General & Administration	—	$50,000	$50,000	$150,000
Sales & Marketing	$20,000	$65,000	$200,000	$300,000
Additional Working Capital	$31,209	$61,209	$101,209	$101,209
TOTAL:	$100,000	$250,000	$500,000	$800,000

Except for fixed costs, the amounts actually spent by us for any specific purpose may vary and will depend on a number of factors.  Non-fixed costs, such as product development, sales and marketing, general and administrative costs may vary based on including the progress of our commercialization and development efforts, general business conditions and market reception to our services. Accordingly, our management has broad discretion to allocate the net proceeds to non-fixed costs.

An example of changes to this spending allocation for non-fixed costs include Management deciding to spend less of the allotment on product development and more towards sales and marketing.  These changes to spending allocation in sales and marketing may occur due to seasonal variations in market demand for our products and services relative to when the funds are received.

Likewise, a specific contingency exists such that an alternative use of proceeds may occur.  The specific contingency is related to our technology.  Should our competitors release to our markets a technology which renders our own obsolete, than Management will redirect sales and marketing costs towards increased new product development, which would increase spending on hiring more people with skills related to our industry.  This will increase Product Development costs and General and Administration and therefore change our use of proceeds as outlined in the following table.

CONTINGENCY USE OF PROCEEDS TABLE

	Minimum offering raised ($100,000)	$250,000 raised	$500,000 raised	Maximum offering raised ($800,000)
Repayment of Debt to:
Officers and Shareholders	$23,791	$23,791	$23,791	$23,791
Fees associated to this offering	$25,000	$25,000	$25,000	$25,000
Product Development	$20,000	$75,000	$200,000	$400,000
General & Administration	—	$50,000	$100,000	$150,000
Sales & Marketing	$—	$15,000	$50,000	$100,000
Additional Working Capital	$31,209	$61,209	$101,209	$101,209
TOTAL:	$100,000	$250,000	$500,000	$800,000

Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

Repayment of Debt to Officers and Shareholders:

The Company will re-pay various amounts from related parties whom are either officers or shareholders. The proceeds of the original debt were utilized for cash flow and working capital purposes for the company to sustain its operations. This debt was provided to The Company under the pretense that it would be repaid when the Company’s cash flow permits and is therefore included as a disbursement required once the minimum is raised. These amounts are not interest bearing and are as follows:

As of September 30, 2008, the Company has $23,791 outstanding with officers and companies controlled by the same officers.

The debt was incurred through various disbursements throughout the last 24 months and was considered short term in nature for working capital purposes.

Fees associated with this offering

We estimate that printing, accounting, legal and courier costs associated with this prospectus will be $25,000, regardless of the amounts raised.

Product Development

While our products and services are currently able to be sold on the marketplace, we will continuously invest in improving our technology to maintain our competitive advantage in our market segments. The increase in funds raised as a result of this offering will permit us to further invest in Research and Development to further expand product base and target new market segments in the future. We will begin with a $20,000 investment in Product Development and we propose to increase this as outlined in the table above. Our product development expenditures are predominantly salaries of skilled technicians, telecommunications engineers and computer programmers.

General and Administrative

We will increase our management team with the hiring of a Director of Marketing should we raise at least $250,000 in this offering.  Should we be successful in raising at least $500,000, we will also hire a Director of Operations.  And should we be successful in raising the full amount of $800,000 in this offering, we will likewise hire a Director of Finance.  These new key positions are required in order to assist the current management team to effectively manage growth. We estimate an average salary of $50,000 per person, regardless of the amounts of money raised.

Sales & Marketing

To date, our Sales & Marketing expenses have been limited to commission-based sales costs and minimal marketing expenses. As a result, there is very little brand awareness for our products and services. We believe a strategic marketing campaign is necessary to achieve the customer base growth that we anticipate due to significant investments in customer acquisition. The bulk of this investment is due to costs related to promoting our brand through advertising in different media, along with analysis of new market segments and product placement strategies.

The main market segment where we will invest in Sales & Marketing is that of the Canadian small to medium sized manufacturer or importer of goods that are sold through retail stores to the general public.  These investments include travel, participation in industry trade shows and print/on-line media within industry publications and web sites.

Working Capital

Working Capital allocations set forth in the use of proceeds table above describe funds that will be utilized for such items as payroll fees and professional fees associated with SEC reporting requirements and financial and legal compliance.  Included in working Capital are professional and product liability insurance Policies.  This will be purchased for all levels of funds raised.

Market for Common Equity and Related Stockholder Matters

At present, our securities are not traded publicly. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. A purchaser of shares may, therefore, find it difficult to resell the securities offered herein should he or she desire to do so when eligible for public resale. Furthermore, the shares are not marginable and it is unlikely that a lending institution would accept our common stock as collateral for a loan. Pursuant to this registration statement, we propose to publicly offer a minimum of 500,000 shares and a maximum of 4,000,000 shares.

Market Information

There is no public market for our securities at present. Our Common Stock is not currently quoted on the OTC Bulletin Board.

At June 30, 2008, there were 125,000,000 authorized shares at $.001 par value with 5,115,400 shares of our Common Stock outstanding. Our shares of Common Stock are held by 8 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Securities Authorized for Issuance Under Equity Compensation Plans

None

Symbol

There is no public market for our securities at present.

PENNY STOCK RULES / SECTION 15(G) OF THE EXCHANGE ACT

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses, and subsequently confirms to the customer, current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of, or prior to, the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, contact the NASD's toll free telephone number and the central number of the North American Administrators Association for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above described regulatory burdens.

Item 5. Determination of Offering Price

There is currently no over the counter trading of the Company's securities. The offering price of our shares were arbitrarily determined by our management and was based upon consideration of various factors including our history and prospects, the background of our management and current conditions in the securities markets. The price of our shares does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our shares be regarded as an indicator of any future market price of our securities.

Dividends

We have never paid a cash dividend on our common stock. The payment of dividends may be made at the discretion of our board of directors and will depend upon, among other things, our operations, capital requirements, and overall financial condition.

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

Dilution

Effect of Offering on Net Tangible Book Value Per Share

Our net tangible book value as of September 30, 2008 was approximately $12,284 or $0.002 per share. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the aggregate number of shares of our common stock outstanding. After giving effect to the sale of the 4,000,000 shares of our common stock in this offering, with $25,000 for underwriting discounts and commissions and the estimated offering expenses payable by us, our net tangible book value at September 30, 2008 would have been approximately $787,284 or $0.154 per share. We have assumed a public offering price of $0.20 per share. This represents an immediate increase in net tangible book value per share of $0.152 to existing stockholders and an immediate dilution of $0.046 per share to new investors. Dilution per share represents the difference between the amount per share paid by the new investors in this offering and the net tangible book value per share at September 30, 2008, giving effect to this offering. The following table illustrates this per share dilution to new investors.

Assumed public offering
price per share	$0.200

Net tangible book value
per share as of September 30, 2008	$0.002

Increase in net tangible
book value per share
attributable to new
investors	$0.152

Net tangible book value
per share after this
offering	$0.154

Dilution per share to new
investors	$0.046

As of December 8, 2008 there were no options and warrants outstanding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Principal products or services and their markets - ManageThePipe Inventory Management Software

The Company's software, known as "ManageThePipe", permits suppliers to major retailers such as Wal-Mart to predict the amount of inventory required in the near future in order to meet the sales demands for its products on retail store shelves.  The software collects data such as production schedules, shipping schedules, historic sales and current retail store inventories in order to calculate an estimate of future inventory requirements for each item that a supplier sells through major retailers such as Wal-Mart Stores.

Our Company has invested in the research and development of our inventory management software which collects data and performs forecast calculations. Our technology consists of proprietary software programming however, we have no specific legal entitlement that does not permit someone else from utilizing the same base software languages in order to produce similar inventory management software offerings.

Base software languages are the language building blocks used by programmers to translate the desired logic sequences into a message that the computer can understand and execute.  An example of a logic sequence is “if the user wishes to predict the future sales of their product based on historical sales”, the software should calculate a forecast based on mathematical models provided in its logic tables to calculate the forecasted values. The combination and use of these building blocks is known as ‘software code”, and hence this combination, created by the Company’s programmers, along with “off-the-shelf” computer hardware (ie. Equipment that is readily available by computer companies such as servers) is collectively referred to as “our technology and trade secrets”.

We therefore cannot be certain that others will not gain access to our technology. In order to protect this proprietary technology, we hold non-disclosure and confidentiality agreements and understandings with our employees, consultants, re-sellers, distributors, wholesalers and technology partners. We cannot guarantee that our technology and trade secrets will not be stolen, challenged, invalidated or circumvented. If any of these were to occur, we would suffer from a decreased competitive advantage, resulting in lower profitability due to decreased sales.

The Company offers the following products and services to customers utilizing its ManageThePipe inventory management software:

•	Installation and configuration of the software within the customer's computer network
•	Professional and consulting services to assist the customer to optimize their inventory to meet sales demands
•	Maintenance services in order to assist the customer in ensuring daily importation of data from various sources into the ManageThePipe software
•	Software subscription fees for the use of the software on the premises of the customer.

Distribution methods of the products or services

Direct Sales.

We solicit customers directly in order to purchase our products and services, using our website www.managethepipe.com.  Upon acceptance of our offer, our customers sign a Service Agreement.

Sales Through a Value-Added Reseller.

A Value-Added Reseller typically re-sells our software in combination with other software also offered by the Value-Added Reseller, providing a customized and complete solution for the customer.  Other software which is compatible with the ManageThePipe software includes production planning software, enterprise resource planning software and sales analysis software.

In the case of any sale, the Company enters into a services agreement with the customer.

Status of any publicly announced new product or service;

ManageThePipe software was in a pre-commercialization phase with the deployment of the first version of the software at a garment manufacturing facility in July of 2002.  The software has since been deployed in numerous customer facilities and is available for sale in its current state.

The software installation, use and maintenance represent a first year investment of $25,000 followed by yearly subscription fees of $12,000.

We were reincorporated in the State of Florida "GMS CAPITAL II CORP" in 2007. Prior to this reincorporation, the Company was doing business as "Metratech Retail Systems Inc.", a Canadian Corporation since 2000.  Our revenues are derived primarily from the collection of software subscription-based licensing revenues and professional services to business customers.

Trends in Our Industry and Business

A number of trends in our industry and business have a significant effect on our results of operations and are important to an understanding of our financial statements. These trends include:

Decreasing Prices for Consumer Goods.  The prices for everyday consumer goods continually decrease due to increased competition among major Retailers.  As a result, Retailers are continuously searching for innovative ways to reduce their costs from their suppliers.  This cost reduction pressure has resulted in an increasing requirement for Retailers to rely on their suppliers to manage their inventory so that the Retailers do not have to spend money and dedicate resources to this important task.

Manufacturers and Importers are Suppliers whose core competencies are not Retailer store shelf inventory management.  Suppliers are typically experts at shipping their goods based on confirmed orders from Retailers.  With the requirement for Suppliers, imposed by their Retailers, to make decisions as to when, how much and to which store that they should be shipping their goods, the Supplier is forced to behave outside of their core competency.  As a result, the Supplier is looking for ways to alleviate this burden through the acquisition of specific software designed to meet their inventory management needs.

We generate revenues from the installation of our ManageThePipe software on the premises of our customers, along with the Professional services required to install, train and support our customers on the use of the software. Our cost of sales include our salaries, consultant fees, sales and marketing, product development and administration required for us to deliver the software and professional services.

We have incurred gross losses during our first two years of operation (2000, 2001 and 2003) because the software was being developed and was not functioning and therefore we were unable to generate enough revenues to sustain our product development expenditures.  During 2003, 2004 and 2005, we continued to incure losses as our revenues were not sufficient to sustain our continued product development and sales and marketing expenditures.  In 2006 we finally achieved profitability in our operations.  In 2007, the re-incorporation of the Company in the state of Florida in order to take the company public for future access to capital resulted in the company returning to a loss situation due to the high professional fees required for such a business plan.

For our 12 month projection of financing needs, we conservatively estimate a constant level of revenue which is consistent with what we've experienced over the last  3 months. We consider this scenario in such a way that we do not receive any of the proceeds of the offering outlined in this registration statement. For the next 12 months, management, to the best of their ability and based on current information (such information and circumstances subject to change and a resulting reassessment of our cash needs) anticipates, our cash needs to be the following:

Projected Plan of Operations and 12 Month Cash Requirements:

	Dec-08	Jan-09	Feb-09	Mar-09	Apr-09	May-09	Jun-09	Jul-09	Aug-09	Sep-09	Oct-09	Nov-09
REVENUES
Subscription revenue	1,037	1,037	1,037	1,037	1,037	1,037	1,037	1,037	1,037	1,037	1,037	1,037
Professional services	3,446	3,446	3,446	3,446	3,446	3,446	3,446	3,446	3,446	3,446	3,446	3,446
Maintenance	2,025	2,025	2,025	2,025	2,025	2,025	2,025	2,025	2,025	2,025	2,025	2,025
Software fees and other	-	-	-	-	-	-	-	-	-	-	-	-

TOTAL REVENUE	6,507	6,507	6,507	6,507	6,507	6,507	6,507	6,507	6,507	6,507	6,507	6,507

EXPENSES
Amortization of capitalized software costs
Cost of professional services	5,226	5,226	5,226	5,226	5,226	5,226	5,226	5,226	5,226	5,226	5,226	5,226
Selling, general and administrative	3,524	3,524	3,524	3,524	3,524	3,524	3,524	3,524	3,524	3,524	3,524	3,524
Product development and enhancements
Commissions, royalties and bonuses
Depreciation and amortization of other intangible assets	627	627	627	627	627	627	627	627	627	627	627	627
Other expenses (gains), net	405	405	405	405	405	405	405	405	405	405	405	405

TOTAL EXPENSES BEFORE INTEREST AND INCOME TAXES	9,781	9,781	9,781	9,781	9,781	9,781	9,781	9,781	9,781	9,781	9,781	9,781

Income from continuing operations before interest and income taxes	-3,274	-3,274	-3,274	- 3,274	- 3,274	- 3,274	- 3,274	- 3,274	- 3,274	- 3,274	- 3,274	- 3,274
Interest expense, net	5	5	5	5	5	5	5	5	5	5	5	5
Income from continuing operations before income taxes	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280
Income tax expense	-	-	-	-	-	-	-	-	-	-	-	-

INCOME FROM CONTINUING OPERATIONS	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280

Loss from discontinued operations, inclusive of realized gains
(losses) on sales, net of income taxes	-	-	-	-	-	-	-	-	-	-	-	-

NET INCOME	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280	- 3,280

The above table demonstrates that due to the higher level of professional services expenses required to maintain public filings, audit and legal expenses, our current level of revenues is not sufficient to cover our cash needs.  As a result, we will cover our cash shortfalls through debt financing with affiliated parties. In the event that we do not have a significant increase in revenues and we do not raise sufficient capital in the offering herein, management estimates we can only sustain our cash requirements for 3 months.  After three months, management will need to consider alternate sources of financing, including but not limited to additional debt financing, in order to sustain operations for subsequent period.  No agreements or arrangements have been made as of this date for such financing.

Fiscal Year End December 31, 2007 and December 31, 2006

On The Company's balance sheet as of December 31, 2007, the Company had assets consisting of cash in the amount of $11,993, accounts receivable in the amount of $15,971 and related party advances of $12,264. The Company has expended its cash in furtherance of its business plan, including primarily expenditure of funds to pay legal and accounting expenses, and has recorded the full value of the stock issued for services as cost of professional services. Consequently, the Company's balance sheet as of December 31, 2007 reflects a deficit accumulated of ($391,589) and a stockholders equity of $42,653.

The Company recorded sales of $73,104 of which $10,827 was subscription revenue and $62,277 was professional services for the year ended December 31, 2007 as compared to $119,161 of which $7,490 was subscription revenue and $111,005 was professional services, $1,039 was maintenance revenue and ($373) was software fees and other revenue for the year ended December 31, 2006.

The Company's total expenses before interest and income taxes were $292,712 for the year ended December 31, 2007 compared to $41,174 for the year ended December 31, 2006, primarily as a consequence of an increase in professional services related to the costs associated with the raising of capital through the US public market system and the writing of this prospectus. In particular, there was a decrease in selling, general and administrative expenses from $29,669 to $18,828 as the company reduced its purchasing of promotional media and sales travel as it concentrated its sales in its local market. There was an increase in depreciation from $10,836 to $12,656 related to the acquisition of computer equipment.

As a result, the Company had a net income (loss) of ($233,314) for the year ended December 31, 2007 compared to a net income of $30,791 for the year ended December 31, 2006. The principal reasons for company’s net loss for the year ended December 31, 2007 as compared to a net income in the prior period is due to the increased costs associated with the company's reincorporation in the US and the expenses required to bring the company public and clear its Prospectus with the regulators.

Interim Period Ending September 30, 2008 and September 30, 2007

On The Company's balance sheet as of September 30, 2008, the Company had assets consisting of cash in the amount of $7,232, accounts receivable of $4,941 and related party advances of $11,526. The Company has expended its cash in furtherance of its business plan, including primarily expenditure of funds to pay legal and accounting expenses, and has recorded the full value of the stock issued for services as cost of professional services. Consequently, the Company's balance sheet as of September 30, 2008 reflects a deficit accumulated of ($422,773) and a stockholders equity of $12,284.

The Company recorded revenues from sales of $35,728 of which $9,590 was subscription revenue, $20,064 was professional services and $6,074 was maintenance revenues for the nine month period ending September 30, 2008 as compared to $117,327 of which $14,567 was subscription revenue and $102,761 was professional services revenue for the same period in 2007. The company also recorded a $7,809 gain from the disposition of the company's vehicle, which is included as Other Income. The company did not record any revenues associated with maintenance revenue nor any gains or losses due to asset disposition for the nine month period ending September 30, 2007. The Company recorded sales of $19,521 for the three month period ending September 30, 2008 as compared to $64,297 for the three month period ending September 30, 2007.

The Company recorded a Cost of Sales of $41,691 for the nine month period ending September 30, 2008 compared with $7,862 for the nine month period ending September 30, 2007. Cost of sales relates to the professional services required for the deliver of software to its customers, along with the costs associated with the raising of capital through the US public market system and the writing of this prospectus. The Company recorded selling, general and administrative expenses of $23,284 for the nine month period ending September 30, 2008 as compared with $11,384 for the same period in 2007. The increase in these expenses is directly related to edgar filing costs and promotion and travel costs. There was an decrease in depreciation from $9,492 to $7,390 related to the decrease in amortization expenses due to the company's sale of a vehicle during the nine month period ending September 30, 2008 as compared to the same period in 2007. The Company recorded an increase in interest expense from $2,057 for the nine month period ending September 30, 2007 to $2,356 for the nine month period ending September 30, 2008. The increase in interest was due to increased lending costs associated with the Company's operating line of credit.

As a result, the Company had a net income (loss) of ($31,184) for the nine month period ending September 30, 2008 compared to a net income of $33,402 for the nine month period ending September 30, 2007. The principal reasons for company’s net loss for the nine month period ending September 30, 2008 as compared to a net income in the prior period is due to the decrease in sales while maintaining similar operating expenses and recording an increase in professional services due to the costs associated with the raising of capital through the US public market system and the writing of this prospectus.

Plan of Operations and Need for Additional Financing

The Company's plan of operations for most of 2007 and 2008 is to build a subscriber base of suppliers to major retailers who purchase software on a monthly subscription basis. Along with the subscription revenues, the Company will also sell professional services, maintenance and software fees to the same customers.

Liquidity and Capital Resources

For the year ended December 31, 2007:

The Company was provided $30,834 of cash in operating activities in 2007 compared to $51,230 in 2006. This change was attributable in large part to the reduction of net income due to a decrease in sales.

The Company was provided $6,483 in cash from investing activities compared to a use of $23,439 in 2006. This change was attributable to the decrease in amounts due to or from related parties as compared to the year prior.

The Company had net cash used by financing activities of $41,764 in 2007 compared to $19,036 used in 2006. This change was primarily attributable to repayments of the company's operating line of credit.

For the period ending September 30, 2008:

The Company used $26,760 of cash in operating activities in the first nine months of 2008 compared to $48,806 provided in 2007. This change was attributable in large part to the reduction of net income due to a decrease in sales.

 The Company was provided $8,569 in cash from investing activities compared to a use of $15,741 in 2007. This change was attributable to the decrease in amounts due to or from related parties as compared to the prior period.

The Company had a net cash provided by financing activities of $11,972 in the first nine months of 2008 compared to a use of $35,392 for the same period in 2007. This change was primarily attributable to the repayment of the company's long term debt with BMW Financial Services due to the sale of the company's vehicle.

In pursuing its business strategy, the Company will require additional cash for operating and investing activities in order to increase its monthly revenues.  The Company’s current level of gross margin is not adequate to cover all of the operating expenses for the business operating at the current revenue levels.  Management believes that The Company has enough cash available to meet working capital requirements for the next 3 months.  The Company estimates that it will require a total of $39,356 to cover its cash shortfall over the next 12 month period. The Company will continue to borrow money from shareholders and related parties to cover this cash shortfall, while looking to increase revenues of its subscription services.  The Company has sought to borrow money from related parties in order to make cash expenditures that relate to the registration process which began in April 2008.  The Company records advances from related party upon the receipt of funds from shareholders and officers and will repay this loan when the Company has the free cash flow to do so.

The Company has undertaken a registration of shares on form S-1 for the sale of up to 4,000,000 of its shares of common stock at $0.20 per share. The Company anticipates proceeds of this offering to be approximately $75,000 should the minimum be raised to as high as $775,000 should the maximum be raised, after the payment of closing costs of approximately $25,000.

Other than current requirements from our suppliers, and the maintenance of our current level of operating expenses, the company does not have any commitments for capital expenditures or other known or reasonably likely cash requirements.

The company has classified its related party loans on its Balance sheet as at September 30, 2008 of $23,791 as a current liability. These loans were issued as advances to the company to be repaid when the company can raise adequate funds through the sale of equity. The Company has outlined this debt repayment in its “Use of Proceeds” section of its prospectus.

The Company anticipates utilizing these proceeds to continue to pursue and carry out its business plan, which includes marketing programs aimed at the promotion of the Company's services, hiring additional staff to distribute and find additional distribution channels, search for additional companies to bring under the corporate umbrella and enhance the current services the Company is providing, and compliance with Sarbanes - Oxley Section 404."

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has only recently suffered losses from operations due to its issuance of stock for services related to the company's initial public offering and registration process.  Otherwise, the company has produced net incomes from operations and has a working capital surplus of $12,284. The financial statements do not include any adjustments that might result from the outcome of the uncertainty related to the company's initial public offering and registration statement. The Company has been searching for new distribution channels to provide additional revenues to support their operations.

Critical Accounting Policies and Estimates

Management's Discussion and Analysis of Financial Conditions and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 R (As amended) Accounting for Stock-Based Compensation. This statement is a revision of FASB Statement No 123 and supersedes APB Opinion No. 25,Accounting for Stock Issued to Employees, and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. For public entities that are not small business issuers, the implementation of this Statement is required as of the beginning of the first interim or annual reporting period after June 15, 2005. For public entities that are small business issuers, the implementation of this Statement, is required as of the beginning of the first interim or annual reporting period after December 18, 2005. Management is required to implement this Statements beginning in fiscal year beginning on January 1, 2006 and they are currently evaluating the impact of implementation of this Statement on the Company.

Convertible Instruments

The Company reviews the terms of convertible debt and equity securities for indications requiring bifurcation, and separate accounting, for the embedded conversion feature. Generally, embedded conversion features where the ability to physical or net-share settle the conversion option is not within the control of the Company are bifurcated and accounted for as a derivative financial instrument. (See Derivative Financial Instruments below). Bifurcation of the embedded derivative instrument requires allocation of the proceeds first to the fair value of the embedded derivative instrument with the residual allocated to the debt instrument. The resulting discount to the face value of the debt instrument is amortized through periodic charges to interest expense using the Effective Interest Method.

Derivative Financial Instruments

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow or market risks. However, certain other financial instruments, such as warrants or options to acquire common stock and the embedded conversion features of debt and preferred instruments that are indexed to the Company's common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net share settlement is not within the control of the Company. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; automobiles

- 3 years, computer equipment - 3 years, and furniture and fixtures - 5 years.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

Impairment of Long-Lived Assets

Long-lived assets, primarily fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

The Company has not issued options or warrants to purchase stock in these periods. If there were options or warrants outstanding they would not be included in the computation of diluted EPS because inclusion would have been antidilutive.

Revenue Recognition

The Company generates revenue from the following primary sources: (1) licensing software products; (2) providing customer technical support (referred to as maintenance); and (3) providing professional services, such as consulting and education.

The Company recognizes revenue pursuant to the requirements of Statement of Position (SOP) 97-2, “Software Revenue Recognition,” issued by the American Institute of Certified Public Accountants, as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” In accordance with SOP 97-2, the Company begins to recognize revenue from licensing and supporting its software products when all of the following criteria are met: (1) the Company has evidence of an arrangement with a customer; (2) the Company delivers the products; (3) license agreement terms are deemed fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final; and (4) collection is probable.

The Company’s software licenses generally do not include acceptance provisions. An acceptance provision allows a customer to test the software for a defined period of time before committing to license the software. If a license agreement were to include an acceptance provision, the Company would not record deferred subscription value or recognize revenue until the earlier of the receipt of a written customer acceptance or, if not notified by the customer to cancel the license agreement, the expiration of the acceptance period.

Under the Company’s business model, software license agreements frequently include flexible contractual provisions that, among other things, allow customers to receive unspecified future software products for no additional fee. These agreements combine the right to use the software products with maintenance for the term of the agreement. Under these agreements, once all four of the above noted revenue recognition criteria are met, the Company is required to recognize revenue ratably over the term of the license agreement.

Under the Company’s business model, a relatively small percentage of the Company’s revenue related to certain products is recognized on an up-front or perpetual basis once all revenue recognition criteria are met in accordance with SOP 97-2 as described above, and is reported in the “Software fees and other” line of the Statements of Operations. License agreements pertaining to such products do not include the right to receive unspecified future software products, and maintenance is deferred and subsequently recognized over the term of the maintenance period. In the event such license agreements are executed within close proximity or in contemplation of other license agreements with the same customer which are recognized on a subscription basis, the contracts may be considered a single multi-element agreement, and as such all revenue is deferred and recognized as “Subscription revenue” in the Statements of Operations.

Maintenance revenue is derived from two primary sources: (1) combined license and maintenance agreements recorded under the prior business model; and (2) stand-alone maintenance agreements.

Under the prior business model, maintenance and license fees were generally combined into a single license agreement. The maintenance portion was deferred and amortized into revenue over the initial license agreement term. Certain of these license agreements have not reached the end of their initial terms and, therefore, continue to amortize. This amortization is recorded to the “Maintenance” line item in the Statements of Operations. The deferred maintenance portion, which was optional to the customer, was determined using its fair value based on annual, fixed maintenance renewal rates stated in the agreement. For license agreements entered into under the Company’s current business model, maintenance and license fees continue to be combined; however, the maintenance is inclusive for the entire term of the arrangement. The Company reports such combined fees on the “Subscription revenue” line item in the Statements of Operations.

The Company also records stand-alone maintenance revenue earned from customers who elect optional maintenance. Revenue from such renewals is recognized on the “Maintenance” line item in the Statements of Operations over the term of the renewal agreement.

The “Deferred maintenance revenue” line item on the Company’s Balance Sheets principally represents payments received in advance of maintenance services to be rendered.

Revenue from professional service arrangements is generally recognized as the services are performed. Revenue from committed professional services arrangements that are sold as part of a software transaction is deferred and recognized on a ratable basis over the life of the related software transaction. If it is not probable that a project will be completed or the payment will be received, revenue is deferred until the uncertainty is removed.

Revenue from sales to distributors, resellers, and value-added resellers (VARs) commences when all four of the SOP 97-2 revenue recognition criteria noted above are met and when these entities sell the software product to their customers. This is commonly referred to as the sell-through method. Revenue from the sale of products to distributors, resellers and VARs under licenses that include the right for the end-users to receive certain unspecified future software products is recognized on a ratable basis.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to investment tax credits, bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates

Property, Plant and Equipment

The Company's executive offices are currently located at 1224 Washington Ave, Miami Beach Florida 33139.

Foreign Currency and Comprehensive Income

For subsidiaries outside the United States that prepare financial statements in currencies other than the U.S. dollar, the Company translates income and expense amounts at average exchange rates for the year, translates assets and liabilities at year-end exchange rates and equity at historical rates. The Company’s functional currency is the Canadian dollar, whiles the Company reports its currency in the US dollar. The Company records these translation adjustments as accumulated other comprehensive income (loss).

Investment Tax Credits

The Company claims investment tax credits as a result of incurring scientific research and experimental development expenditures. Investment tax credits are recognized when the related expenditures are incurred, and there is reasonable assurance of their realization. Management has made a number of estimates and assumptions in determining their expenditures eligible for the investment tax credit claim. It is possible that the allowed amount of the investment tax credit claim could be materially different from the recorded amount upon assessment by Revenue Canada and Revenue Quebec.

Stock-Based Compensation

On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next fiscal year after December 15, 2005. The Company has adopted the provisions of SFAS 123R for its fiscal year ended December 31, 2007 and 2008. The adoption of this principle had no effect on the Company's operations.

On January 1, 2006, the Company adopted the provisions of FAS No. 123R "Share-Based Payment" ("FAS 123R") which requires recognition of stock-based compensation expense for all share-based payments based on fair value. Prior to January 1, 2006, the Company measured compensation expense for all of its share-based compensation using the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. The Company has provided pro forma disclosure amounts in accordance with FAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" ("FAS 148"), as if the fair value method defined by FAS No. 123, "Accounting for Stock Based Compensation" ("FAS 123") had been applied to its stock-based compensation.

The Company has elected to use the modified-prospective approach method. Under that transition method, the calculated expense in 2006 is equivalent to compensation expense for all awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair values estimated in accordance with the original provisions of FAS 123. Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant-date fair values estimated in accordance with the provisions of FAS 123R. The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Segment Information

The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions.

Recent Accounting Pronouncements

In February 2006, the FASB issued Statement of Financial Accounting Standard No. 155, "Accounting for Certain Hybrid Instruments" ("SFAS 155"). FASB 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company has determined that SFAS 155 will not have a material impact on its condensed consolidated financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS 154 is a replacement of APB No. 20, "Accounting Changes", and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements". SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting and reporting of a change in accounting principle. This statement establishes that, unless impracticable, retrospective application is the required method for reporting of a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. It also requires the reporting of an error correction which involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In September 2006, the FASB issued SFAS 157, "Fair Value Measurements." This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is encouraged. The adoption of SFAS 157 is not expected to have a material impact on the financial statements.

In September 2006, the FASB issued SFAS 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements 87, 88, 106 and 132(R)" ("SFAS 158"). SFAS 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of defined benefit plan assets and obligations as of the date of the employer's fiscal year-end statement of financial position (with limited exceptions). Management does not expect adoption of SFAS 158 to have a material impact on the Company's financial statements.

In February 2007, the FASB issued FAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115", ("FAS 159") which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In July 2006, the FASB issued Interpretation No. 48 (FIN No. 48), "Accounting for Uncertainty in Income Taxes." This interpretation requires recognition and measurement of uncertain income tax positions using a "more-likely-than-not" approach. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Management is still evaluating what effect this will have on the Company's financial statements.

In September 2006, the United States Securities and Exchange Commission ("SEC") issued SAB 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements."

This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company's financial statements and the related financial statement disclosures. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company does not anticipate that SAB 108 will have a material impact on its financial statements.

BUSINESS

Overview of the Business

Products

The Company's software, known as "ManageThePipe", permits suppliers to major retailers such as Wal-Mart to predict the amount of inventory required in the near future in order to meet the sales demands for its products on retail store shelves.  The software collects data such as production schedules, shipping schedules, historic sales and current retail store inventories in order to calculate an estimate of future inventory requirements for each item that a supplier sells through major retailers such as Wal-Mart Stores.

Our Company has invested in the research and development of our inventory management software which collects data and performs forecast calculations. Our technology consists of proprietary software programming however, we have no specific legal entitlement that does not permit someone else from utilizing the same base software languages in order to produce similar inventory management software offerings.

Base software languages are the language building blocks used by programmers to translate the desired logic sequences into a message that the computer can understand and execute.  An example of a logic sequence is “if the user wishes to predict the future sales of their product based on historical sales”, the software should calculate a forecast based on mathematical models provided in its logic tables to calculate the forecasted values. The combination and use of these building blocks is known as ‘software code”, and hence this combination, created by the Company’s programmers, along with “off-the-shelf” computer hardware (ie. Equipment that is readily available by computer companies such as servers) is collectively referred to as “our technology and trade secrets”.

We therefore cannot be certain that others will not gain access to our technology. In order to protect this proprietary technology, we hold non-disclosure and confidentiality agreements and understandings with our employees, consultants, re-sellers, distributors, wholesalers and technology partners. We cannot guarantee that our technology and trade secrets will not be stolen, challenged, invalidated or circumvented. If any of these were to occur, we would suffer from a decreased competitive advantage, resulting in lower profitability due to decreased sales.

The Company offers the following products and services to customers utilizing its ManageThePipe inventory management software:

•	Installation and configuration of the software within the customer's computer network
•	Professional and consulting services to assist the customer to optimize their inventory to meet sales demands
•	Maintenance services in order to assist the customer in ensuring daily importation of data from various sources into the ManageThePipe software
•	Software subscription fees for the use of the software on the premises of the customer.

Trends in Our Industry and Business

A number of trends in our industry and business have a significant effect on our results of operations and are important to an understanding of our financial statements. These trends include:

Decreasing Prices for Consumer Goods.  The prices for everyday consumer goods continually decrease due to increased competition among major Retailers.  As a result, Retailers are continuously searching for innovative ways to reduce their costs from their suppliers.  This cost reduction pressure has resulted in an increasing requirement for Retailers to rely on their suppliers to manage their inventory so that the Retailers do not have to spend money and dedicate resources to this important task.

Manufacturers and Importers are Suppliers whose core competencies are not Retailer store shelf inventory management.  Suppliers are typically experts at shipping their goods based on confirmed orders from Retailers.  With the requirement for Suppliers, imposed by their Retailers, to make decisions as to when, how much and to which store that they should be shipping their goods, the Supplier is forced to behave outside of their core competency.  As a result, the Supplier is looking for ways to alleviate this burden through the acquisition of specific software designed to meet their inventory management needs.

We generate revenues from the installation of our ManageThePipe software on the premises of our customers, along with the Professional services required to install, train and support our customers on the use of the software. Our cost of sales include our salaries, consultant fees, sales and marketing, product development and administration required for us to deliver the software and professional services.

Marketing and Distribution methods of the products or services

To date, our Sales & Marketing expenses have been limited to commission-based sales costs and minimal marketing expenses. As a result, there is very little brand awareness for our products and services. We believe a strategic marketing campaign is necessary to achieve the customer base growth that we anticipate due to significant investments in customer acquisition. The bulk of this investment is due to costs related to promoting our brand through advertising in different media, along with analysis of new market segments and product placement strategies.

The main market segment where we will invest in Sales & Marketing is that of the Canadian small to medium sized manufacturer or importer of goods that are sold through retail stores to the general public.  These investments include travel, participation in industry trade shows and print/on-line media within industry publications and web sites.

Direct Sales.

We solicit customers directly in order to purchase our products and services, using our website www.managethepipe.com.  Upon acceptance of our offer, our customers sign a Service Agreement.

Sales Through a Value-Added Reseller.

A Value-Added Reseller typically re-sells our software in combination with other software also offered by the Value-Added Reseller, providing a customized and complete solution for the customer.  Other software which is compatible with the ManageThePipe software includes production planning software, enterprise resource planning software and sales analysis software.

In the case of any sale, the Company enters into a services agreement with the customer.

Customers

We are currently dependent on our current customer Cryopak Industries, for the majority of our software subscription-based service revenues.

Competition

There are numerous software products existing on the market which provide solutions to the challenges of inventory management on retailer store shelves on a daily basis.  They can be classified by the following categories:

Larger, established software companies for larger multinational companies:

The following corporations involved in inventory managementand are not a direct competitors to The Company's software product, ManageThePipe: Demantra, Viewlocity, Riverone, Verticalnet, Steelwedge and Evant.  These companies, present in a wide range of industry sectors, produce completely integrated software involved from sourcing of raw materials, delivery, manufacturing, packaging and all other elements of production (known as "end-to-end" software) of goods sold to consumers.  These complete end-to-end softwares sell at a very high cost (+1M$), which require a high level of integration.  ManageThePipe is focused solely on smaller to medium sized companies who are Suppliers of Major Retailers.

Enterprise Resource Planning Software (ERP)

ERP systems (ex. SAP, JD Edwards, Manugistics, Navision, etc.) are primarily internally focused back-office systems, that is that they are involved in monitoring the daily transactions of a business, from invoicing, to production of packing slips and delivery confirmations.  The result of such a complex software is that it is cumbersome and has a long implementation cycle inside the business.  A long implementation cycle means that the business implementing an ERP solution have to consider at least six months of time to integrate the software, transfer the company's existing operations into the new software and provide sufficient training to employees.  Due to this longer implementation time, these softwares are not competition to ManageThePipe.

Direct Competition to ManageThePipe:

The following competitors sell to mid to large Suppliers of Major Retailers:

Demand Management Inc. (MO, USA) (www.demandsolutions.com) founded in 1985.

Thrive Technologies (GA, USA) (www.thrivetech.com), founded in 2001.

Vendor Managed Technologies (MI, USA) (www.vmtsoftware.com) Founded in 1998.

The inventory management software industry is highly competitive, rapidly evolving and subject to constant technological change and to intense marketing by different providers of functionally similar services. Since there are few, if any, substantial barriers to entry, we expect that new competitors are likely to enter our markets. Most, if not all, of our competitors are significantly larger and have substantially greater market presence and longer operating history as well as greater financial, technical, operational, marketing, personnel and other resources than we do.

Competitive Advantages

Today, Major Retailers such as Wal-Mart are relying on their suppliers to make inventory replenishment decisions, that is deciding which stores should get which products and at what quantity, in order to ensure that the retail shelves remain adequately stocked to meet consumer demand.  As a result, Suppliers utilize inventory management software and forecasting software in order to assist them to make a decision about how much product to manufacture or import, how much to stock in their warehouse and how much to ship to each store.

We believe that we have the following competitive advantages:

(1)  Competitive Pricing

Our use our proprietary software enables us to provide customers with competitive pricing for their inventory management needs. Nonetheless, there can be no assurance that we will be able to successfully compete with major software suppliers in present and prospective markets. While there can be no assurances, we believe that by offering competitive pricing we will be able to compete in our present and prospective markets.

 (2)  Advantages of Equipment and Technology

We rely on our own internally-developed software to meet the needs of our customers. We will need to continue to select, invest in and develop new and enhanced technology to remain competitive. Our future success will also depend on our operational and financial ability to develop information technology solutions that keep pace with evolving industry standards and changing client demands. Our business is highly dependent on our software systems, the temporary or permanent loss of which could materially and adversely affect our business.

History of Key Agreements

On July 10, 2000, founding shareholders entered into a term sheet for the partnership agreement representing the ownership structure of Metratech Retail Systems Inc.  While a final partnership agreement was never executed, the Term sheet is enforceable against the parties.  The agreement outlined the share structure to represent initial investments made by the founding shareholders, along with roles and responsibilities of the President, Secretary and CEO of the Corporation.

On April 1, 2000, the Company entered into a Non-Disclosure Agreement with MGA Concept, a software development firm in Montreal, Canada which outlined the roles and responsibilities of MGA Concept as it relates to their provision of software programming services to the Company.  MGA Concept went on to provide all the consulting services required by the Company to develop, test and deploy its software.

On October 16, 2000, George Metrakos, acting on behalf of the Company, entered into an agreement with Junior Active Designs Inc., a supplier to Retailer Wal-Mart Stores, in order to learn and record all of the requirements set forth by Wal-Mart Stores with respect to the management of inventory within their Retail Stores.  The Agreement outlined that all of the rights, title and interest in any inventions, improvements, discoveries, processes, know-how and trade secrets discovered by Mr. Metrakos as it pertained to any software development at Junior Active Designs Inc. would be the property of George Metrakos in order to utilize and transfer to Metratech Retail Systems Inc. for its use in the development and marketing of its software.

Intellectual Property

We do not currently hold any patents, trademarks, licenses, franchises, concessions or royalty agreements.

Costs of Environmental Compliance

We did not incur any costs in connection with the compliance with any federal, state, or local environmental laws.

 Employees

As of December 8, 2008, the company has three additional part time employees.

Research and Development

The Company did not spend any money on Research and Development activities in 2005 and 2006.  The Company's Research and Development expenditures occurred from 2000 to 2004.

New Products under Development

ManageThePipe software was in a pre-commercialization phase with the deployment of the first version of the software at a garment manufacturing facility in July of 2002.  The software has since been deployed in numerous customer facilities and is available for sale in its current state.

The software installation, use and maintenance represent a first year investment of $25,000 followed by yearly subscription fees of $12,000.

Government Regulation

The software industry is not a regulated industry.

PROPERTIES
Principal Office

The Company's executive offices are currently located at 1224 Washington Ave, Miami Beach Florida 33139.

LEGAL PROCEEDINGS.

During the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

We are not a party to any pending material legal proceedings and are not aware of any threatened or contemplated proceeding by any governmental authority against the Company or its subsidiaries. Notwithstanding, from time to time, the Company is subject to legal proceedings and claims in the ordinary course of business, including employment-related and trade related claims.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth as of December 8, 2008 the names, positions and ages of our current executive officers and directors.  Our directors serve until the next annual meeting of shareholders or until their successors are elected and qualify.  Our officers are elected by the board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of the board of directors.

NAME	AGE	SERVED SINCE	POSITIONS WITH COMPANY
George Metrakos	37	March, 2000	Chairman, President, CEO, CFO

The following is a brief description of the business experience of our executive officers, director and significant employees:

GEORGE METRAKOS, Chairman of the Board, CEO, CFO and President:  Mr. Metrakos holds a Bachelor's of Engineering from Concordia University (Montreal, Canada) and a Master's of Business Administration (MBA) from the John Molson School of Business at Concordia University. Mr. Metrakos has specialized in numerous successful launches of new technologies for emerging marketplaces. He has worked with such organizations as Philips B.V. (The Netherlands), Dow Chemical company (USA), Hydro Quebec (Provincial Utility) and other entrepreneurial high-tech companies. During his founding role in GMS Capital Corp., Mr. Metrakos was recognized as entrepreneur of the year in an angel financing competition within the Montreal business community awarded by the Montreal Chamber of Commerce youth wing. He also currently holds the position of President, CEO, CFO and Chairman of a public telecommunications company.

	Employer's Name	Beginning and Ending Dates of Employment	Positions Held	Brief Description of Employer's Business
George Metrakos	GMS Capital Corp.	March 2000 to present	President, CEO, CFO and Director	Inventory Management Software

	Teliphone Corp.	Sep 1, 2004 to present	President, CEO, CFO and Director	Telecommunications Company (Public)

	United American Corp.	Nov 8, 2005 to Feb 22, 2008	President, CEO, CFO and Director	Holding Company (Public)

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has no committees.

Because our Board of Directors consists of only one member, we do not have a standing nominating, compensation or audit committee.  Rather, our full Board of Directors performs the functions of these committees.  Also, we do not have an audit committee financial expert on our board of directors as that term is defined by Item 407(d)(5) of  Regulation  S-K promulgated by the SEC. George Metrakos, our current director, is also an executive officer of the Company and is therefore not independent.

DIRECTOR AND OFFICER COMPENSATION

Compensation of Directors

Our directors are not compensated for their service as directors of the Company.

Compensation of Officers

The following table sets forth the information, on an accrual basis, with respect to the compensation of our executive officers for the three years ended December 31, 2007, 2006 and 2005:

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
George Metrakos	2007	$17,140	-	-	-	-	-	$8,750	$25,890
CEO, CFO, President &	2006	$3,000	-	-	-	-	-	$7,250	$10,250
Chairman	2005	$0	-	-	-	-	-	$6,800	$6,800

Employment Agreements

George Metrakos, Chairman, CEO, CFO, Principal Accounting Officer and President:  George Metrakos is compensated $25,890 annually, derived from $17,140 in salary and $8,750 as a taxable benefit for the personal use of the Company's vehicle.

 OPTION AND WARRANT GRANTS IN LAST FISCAL YEAR

We currently do not have any warrants outstanding.

AGGREGATE OPTION AND WARRANT EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION AND WARRANT VALUES

The Company's Executive Officers own no options or warrants of the Company.

Indemnification of Officers and Directors

As permitted by Florida law, our Articles of Incorporation provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Director Independence

Mr. Metrakos is not an independent director of the Company since he is also an acting officer of the Company.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the common stock as December 8, 2008 by (i) each person, entity or group that is known by the Company to own beneficially more than 5% of the any classes of outstanding Stock, (ii) each director of the Company, (iii) each of our named Executive Officers as defined in Item 402(a)(2) of Regulation S-B; and (iv) most highly compensated executive officers who earned in excess of $100,000 for all services in all capacities (collectively, the "Named Executive Officers") and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person is 1224 Washington Ave., Miami Beach, Florida, 33139.

Name	Title of Class	Shares Beneficially Owned (1)	Percent Class (1)
George Metrakos (2)	Common	2,562,440	50.1%

Officers and Directors
As a Group (1 Person)	Common	2,562,440	50.1%

Marcel Côté	Common	1,012,480	19.8%

Spiro Krallis	Common	994,980	19.5%

Officers, Directors and
Certain Beneficial Owners
As a group (3 persons)	Common	4,569,900	89.4%

(1) Applicable percentage of ownership is based on 5,115,400 shares of fully diluted common stock effective December 8, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within sixty days of December 8, 2008 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) George Metrakos controls 2,562,440 shares of his stock through Metratech Business Solutions Inc of which he is the beneficial owner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Related Party Transactions Within The Past Two Years.

On September 18, 2007, The Company, at the time doing business as "Metratech Retail Systems Inc.", a Canadian Corporation was re-incorporated in the State of Florida.  There were no changes in share holdings as shareholders of one share of the common voting stock of "Metratech Retail Systems Inc." received one share of the common voting stock of The Company.  The objective of the re-incorporation was that shareholders felt that access to capital in the US public markets would prove beneficial for management to realize its business plan as outlined in this prospectus.

In addition, there are approximately $23,791 of non-interest bearing advances that were incurred from January 1, 2007 from Officers or Shareholders or company's controlled by Officers and Shareholders.  These advances were provided for cash flow purposes for the Company to sustain its operations.

On October 1, 2007, the Company issued stock for services to compensate George Metrakos 1,562,440 shares to Metratech Business Solutions Inc., an entity controlled by George Metrakos, our sole Director and sole Officer, holding the positions of Chairman, CEO, CFO and President.

Changes in Control

We are not aware of any arrangements, which may result in a change in control of the Company.

DESCRIPTION OF OUR SECURITIES
Common Stock

Our authorized capital stock consists of 125,000,000 authorized shares of common stock, $.001 par value, of which 5,115,400 shares were outstanding as of December 8, 2008. The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We have no authorized preferred stock and we have no stock option plan.

Warrants

We currently do not have any warrants outstanding.

Transfer Agent and Registrar

 Interwest Transfer Company, Inc. 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah  84117

Amendment of our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our board of directors

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Change in Independent Accountants

The Company has engaged KBL, LLP, to serve as the independent registered public accounting firm responsible for auditing the Company's financial statements.

Except as set forth in the immediately preceding paragraph, neither the Company nor anyone on behalf of the Company consulted KBL, LLP during the two most recent fiscal years and any subsequent interim period prior to engaging KBL, LLP, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that the Company concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K) or reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2006, year ended December 31, 2007, the quarter ended March 31, 2008, the quarter ended June 30, 2008, the quarter ended September 30, 2008 or to the date herein.

LEGAL MATTERS

During the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

We are not a party to any pending material legal proceedings and are not aware of any threatened or contemplated proceeding by any governmental authority against the Company or its subsidiaries. Notwithstanding, from time to time, the Company is subject to legal proceedings and claims in the ordinary course of business, including employment-related and trade related claims.

EXPERTS

KBL, LLP, independent certified public accountants, have audited our consolidated financial statements at December 31, 2006 and December 31, 2007 as set forth in their included report. We have included our consolidated financial statements in the registration statement, in reliance on their report giving their authority as an expert in accounting and auditing.

Joseph I. Emas, Attorney at Law, Miami, Florida will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

INTEREST OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel" as defined by Item 509 of Regulation S-K promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in the Company, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

Both Legal Counsel and Experts have no interest in this registration statement other than normal legal and accounting fees.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the boards of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;
•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or
•	effecting an acquisition that might complicate or preclude the takeover decision.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company's Articles of Incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company's Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. The Company may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, 100 F Street F Street, NE, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act for the Common Stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and other information may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

FINANCIAL STATEMENTS

The Company’s audited financial statements for the year ended December 31, 2007 and 2006, the notes thereto, together with the reports of the independent certified public accounting firms thereon are presented beginning at page F-1.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE YEARS ENDING DECEMBER 31, 2007 AND 2006

INDEX TO FINANCIAL STATEMENTS

PAGE(S)

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheet as of December 31, 2007 and 2006	F-2

Statements of Operations and Comprehensive Income (Loss)
For the Years Ended December 31, 2007 and 2006	F-3

Statement of Changes in Stockholders' Equity (Deficit)
For the Years Ended December 31, 2007 and 2006	F-4

Statements of Cash Flows for the Years Ended
December 31, 2007 and 2006	F-5

Notes to Financial Statements	F-6 - F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
GMS Capital Corp.
Montreal, Canada

We have audited the accompanying balance sheets of GMS Capital Corp. (the “Company”) as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GMS Capital Corp. as of December 31, 2007 and 2006, and the results of its statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.   As discussed in Note 1 to the financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KBL, LLP
New York, NY April 29, 2008

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS, INC.)
BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

ASSETS
	(IN US$)
	2007	2006

Current Assets:
Cash and cash equivalents	$11,993	$9,308
Accounts receivable, net	15,971	22,467
Due from officer	2,891	-
Due from related companies	9,373	14,802

Total Current Assets	40,228	46,577

Fixed assets, net of depreciation	25,102	30,972

TOTAL ASSETS	$65,330	$77,549

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Due to officer	$2,935	$9,806
Line of credit	82	20,218
Loan payable	12,426	16,422
Deferred revenue	1,084	-
Accounts payable and accrued expenses	6,150	16,916

Total Current Liabilities	22,677	63,362

Total Liabilities	22,677	63,362

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 Par Value; 100,000,000 shares authorized
and 5,115,400 and 2,578,000 shares issued and outstanding, respectively	5,115	2,578
Additional paid-in capital	461,425	210,222
Accumulated deficit	(391,589)	(158,275)
Accumulated other comprehensive income (loss)	(32,298)	(40,338)

Total Stockholders' Equity (Deficit)	42,653	14,187

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$65,330	$77,549

The accompanying notes are an integral part of the financial statements.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS, INC.)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	IN US$
	2007	2006

OPERATING REVENUES
Sales	$73,104	$119,161

COST OF SALES
Purchases	10,441	44,205
Total Cost of Sales	10,441	44,205

GROSS PROFIT	62,663	74,956

OPERATING EXPENSES
Selling, general and administrative	280,056	30,338
Depreciation	12,656	10,836
Total Operating Expenses	292,712	41,174

INCOME (LOSS) BEFORE OTHER INCOME	(230,049)	33,782

OTHER (EXPENSE)
Interest expense	(3,265)	(2,991)
Total Other (Expense)	(3,265)	(2,991)

NET INCOME (LOSS) BEFORE PROVISION
FOR INCOME TAXES	(233,314)	30,791
Provision for Income Taxes	-	-

NET INCOME (LOSS) APPLICABLE
TO COMMON SHARES	$(233,314)	$30,791

NET INCOME (LOSS) PER BASIC AND DILUTED SHARES
BASIC AND DILUTED	$(0.07)	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - BASIC AND DILUTED	3,212,350	2,578,000

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$(233,314)	$30,791
Other comprehensive income (loss)
Currency translation adjustments	8,040	12,862
Comprehensive income (loss)	$(225,274)	$43,653

The accompanying notes are an integral part of the financial statements.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMES, INC.)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	IN US$
					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehenisve
	Shares	Amount	Capital	Deficit	Income (Loss)	Total

Balance January 1, 2006	2,578,000	$2,578	$210,222	$(189,066)	$(53,200)	$(29,466)

Net income for the year ended December 31, 2006	-	-	-	30,791	12,862	43,653

Balance December 31, 2006	2,578,000	2,578	210,222	(158,275)	(40,338)	14,187

Shares of stock issued for services	2,537,400	2,537	251,203	-	-	253,740

Net loss for the year ended December 31, 2007	-	-	-	(233,314)	8,040	(225,274)

Balance December 31, 2007	5,115,400	$5,115	$461,425	$(391,589)	$(32,298)	$(42,653)

The accompanying notes are an integral part of the financial statements.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS, INC.)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	IN US$
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(233,314)	$30,791

Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation	12,656	10,836
Shares issued for services	253,740	-

Changes in assets and liabilities
Decrease in accounts receivable	10,302	26,937
Increase in deferred revenue	1,084	-
(Decrease) in accounts payable
and accrued expenses	(13,634)	(17,334)
Total adjustments	264,148	20,439

Net cash provided by operating activities	30,834	51,230

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of fixed assets	(1,454)	(25,256)
Decrease in due to/from related parties	7,937	1,817

Net cash provided by (used in) investing activities	6,483	(23,439)

CASH FLOWS FROM FINANCING ACTIVITES
Repayments of loan payable	(6,779)	(7,275)
Repayments of line of credit	(23,561)	1,882
Proceeds from officers, net of repayments	(11,424)	(13,643)

Net cash (used in) financing activities	(41,764)	(19,036)

Effect of foreign currency	7,132	(735)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,685	8,020

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	9,308	1,288

CASH AND CASH EQUIVALENTS - END OF PERIOD	$11,993	$9,308

CASH PAID DURING THE PERIOD FOR:
Interest expense	$3,265	$2,991

The accompanying notes are an integral part of the financial statements.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1-                ORGANIZATION AND BASIS OF PRESENTATION

GMS Capital Corp. (the “Company”), a Florida Corporation, was founded on March 9, 2000 originally doing business as Metratech Retail Systems Inc., a Canadian Corporation up until the reincorporation as GMS Capital Corp. in the State of Florida on September 18, 2007, in order to develop and market inventory management software for suppliers to major retailers, which enable suppliers to forecast consumer demand for their products and to optimize their production and inventory accordingly.

The Company's objective in the reincorporation in the state of Florida is to raise capital through the issuance of stock on the public markets in the US once achieving regulatory approval.  This capital raised will be utilized to further the promotion of The Company's flagship software product, ManageThePipe, a specialized inventory management software for small to medium sized businesses who sell their products via large chain retail sales outlets known as “big box chains”.

Prior to its reincorporation as GMS, the Company had grown primarily in the provinces of Quebec and British Columbia, Canada through the installation of its software via direct sales to customers.  While sales to date of the software have occurred via a direct sales channel, the Company will look to add further distribution channels to other sectors in the United States and Canada in the coming year.

Going Concern

As shown in the accompanying financial statements the Company has incurred a net loss of $233,314 for the year ended December 31, 2007 and despite net income of $30,791 for the year ended December 31, 2006, and a working capital surplus of $17,551 as of December 31, 2007, the Company’s limited customer base exposes them to significant risk of future revenues.  The Company has been searching for new distribution channels to sell their software and services to provide additional revenues to support their operations.  There is no guarantee that the Company will be able to raise additional capital or generate the increase in revenues sought; however the Company has recently begun a reincorporation process and will be submitting a registration statement of Form S-1 to raise additional capital under GMS Capital Corp.

Management believes that the Company’s capital requirements will depend on many factors. These factors include the increase in sales through its existing channel as well as the Company’s ability to continue to expand its distribution channels.

In the near term, the Company will look to complete the registration process to sell part or all of its complete offering. There can be no assurance that management will be able to raise sufficient capital, under terms satisfactory to the Company, if at all.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1-                ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Going Concern (Continued)

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to investment tax credits, bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

Comprehensive Income

The Company adopted Statement of Financial Accounting Standards No, 130, “Reporting Comprehensive Income,” (SFAS No. 130). SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations.

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments (other than Derivative Financial Instruments)

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.  For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings. For the convertible debentures, fair values were calculated at net present value using the Company’s weighted average borrowing rate for debt instruments without conversion features applied to total future cash flows of the instruments.

Currency Translation

The Company’s functional currency is the Canadian dollar, whiles the Company reports its currency in the US dollar. The Company records these translation adjustments as accumulated other comprehensive income (loss). For the years ended December 31, 2007 and 2006, the Company had translations gains (losses) of ($8,040) and $12,862, respectively.

Research and Development

The Company annually incurs costs on activities that relate to research and development of new products. Research and development costs are expensed as incurred. Certain of these costs are reduced by government grants and investment tax credits where applicable.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company generates revenue from the following primary sources: (1) licensing software products; (2) providing customer technical support (referred to as maintenance); and (3) providing professional services, such as consulting and education.

The Company recognizes revenue pursuant to the requirements of Statement of Position (SOP) 97-2, “Software Revenue Recognition,” issued by the American Institute of Certified Public Accountants, as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” In accordance with SOP 97-2, the Company begins to recognize revenue from licensing and supporting its software products when all of the following criteria are met: (1) the Company has evidence of an arrangement with a customer; (2) the Company delivers the products; (3) license agreement terms are deemed fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final; and (4) collection is probable.

The Company’s software licenses generally do not include acceptance provisions. An acceptance provision allows a customer to test the software for a defined period of time before committing to license the software. If a license agreement were to include an acceptance provision, the Company would not record deferred subscription value or recognize revenue until the earlier of the receipt of a written customer acceptance or, if not notified by the customer to cancel the license agreement, the expiration of the acceptance period.

Under the Company’s business model, software license agreements frequently include flexible contractual provisions that, among other things, allow customers to receive unspecified future software products for no additional fee. These agreements combine the right to use the software products with maintenance for the term of the agreement. Under these agreements, once all four of the above noted revenue recognition criteria are met, the Company is required to recognize revenue ratably over the term of the license agreement.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

Under the Company’s business model, a relatively small percentage of the Company’s revenue related to certain products is recognized on an up-front or perpetual basis once all revenue recognition criteria are met in accordance with SOP 97-2 as described above, and is reported in the “Software fees and other” line of the Statements of Operations. License agreements pertaining to such products do not include the right to receive unspecified future software products, and maintenance is deferred and subsequently recognized over the term of the maintenance period. In the event such license agreements are executed within close proximity or in contemplation of other license agreements with the same customer which are recognized on a subscription basis, the contracts may be considered a single multi-element agreement, and as such all revenue is deferred and recognized as “Subscription revenue” in the Statements of Operations.

Maintenance revenue is derived from two primary sources: (1) combined license and maintenance agreements recorded under the prior business model; and (2) stand-alone maintenance agreements.

Under the prior business model, maintenance and license fees were generally combined into a single license agreement. The maintenance portion was deferred and amortized into revenue over the initial license agreement term. Certain of these license agreements have not reached the end of their initial terms and, therefore, continue to amortize. This amortization is recorded to the “Maintenance” line item in the Statements of Operations. The deferred maintenance portion, which was optional to the customer, was determined using its fair value based on annual, fixed maintenance renewal rates stated in the agreement. For license agreements entered into under the Company’s current business model, maintenance and license fees continue to be combined; however, the maintenance is inclusive for the entire term of the arrangement. The Company reports such combined fees on the “Subscription revenue” line item in the Statements of Operations.

The Company also records stand-alone maintenance revenue earned from customers who elect optional maintenance. Revenue from such renewals is recognized on the “Maintenance” line item in the Statements of Operations over the term of the renewal agreement.

The “Deferred maintenance revenue” line item on the Company’s Balance Sheets principally represents payments received in advance of maintenance services to be rendered.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

Revenue from professional service arrangements is generally recognized as the services are performed. Revenue from committed professional services arrangements that are sold as part of a software transaction is deferred and recognized on a ratable basis over the life of the related software transaction. If it is not probable that a project will be completed or the payment will be received, revenue is deferred until the uncertainty is removed.

Revenue from sales to distributors, resellers, and value-added resellers (VARs) commences when all four of the SOP 97-2 revenue recognition criteria noted above are met and when these entities sell the software product to their customers. This is commonly referred to as the sell-through method. Revenue from the sale of products to distributors, resellers and VARs under licenses that include the right for the end-users to receive certain unspecified future software products is recognized on a ratable basis.

Accounts Receivable

The Company conducts business and extends credit based on an evaluation of the customers’ financial condition, generally without requiring collateral.

Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. The Company has an allowance for doubtful accounts of $0 at December 31, 2007 and 2006.

Accounts receivable are generally due within 30 days and collateral is not required. Unbilled accounts receivable represents amounts due from customers for which billing statements have not been generated and sent to the customers.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting.  Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising Costs

The Company expenses the costs associated with advertising as incurred.  Advertising expenses for the years ended December 31, 2007 and 2006 are included in general and administrative expenses in the statements of operations.

Fixed Assets

Fixed assets are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets; automobiles – 3 years, computer equipment – 3 years, furniture and fixtures – 5 years and leasehold improvements- 5 years.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.  Deduction is made for retirements resulting from renewals or betterments.

Impairment of Long-Lived Assets

Long-lived assets, primarily fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

Income (Loss) Per Share of Common Stock

Basic net (loss) per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income (Loss) Per Share of Common Stock (Continued)

The following is a reconciliation of the computation for basic and diluted EPS:

	December 31,	December 31,
	2007	2006

Net Income (Loss)	$(233,314)	$30,791

Weighted-average common shares
Outstanding (Basic)	3,212,350	2,578,000

Weighted-average common stock
Equivalents
Stock options	-	-
Warrants	-	-

Weighted-average common shares
Outstanding (Diluted)	3,212,350	2,578,000

The Company has not issued options or warrants to purchase stock in these periods. If there were options or warrants outstanding they would not be included in the computation of diluted EPS because inclusion would have been antidilutive.

Stock-Based Compensation

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”).  SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans.  The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next fiscal year after December 15, 2005.  The Company has adopted the provisions of SFAS 123R for its year ended December 31, 2006. The adoption of this principle had no effect on the Company’s operations.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

On January 1, 2006, the Company adopted the provisions of FAS No. 123R “Share-Based Payment” (“FAS 123R”) which requires recognition of stock-based compensation expense for all share-based payments based on fair value. Prior to January 1, 2006, the Company measured compensation expense for all of its share-based compensation using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. The Company has provided pro forma disclosure amounts in accordance with FAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123” (“FAS 148”), as if the fair value method defined by FAS No. 123, “Accounting for Stock Based Compensation” (“FAS 123”) had been applied to its stock-based compensation.

The Company has elected to use the modified–prospective approach method. Under that transition method, the calculated expense in 2006 is equivalent to compensation expense for all awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair values estimated in accordance with the original provisions of FAS 123. Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant-date fair values estimated in accordance with the provisions of FAS 123R. The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Segment Information

The Company follows the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is encouraged. The adoption of SFAS 157 is not expected to have a material impact on the financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”, (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Management is determining the impact that the adoption of SFAS No. 160 will have on the Company’s financial position, results of operations or cash flows.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In December 2007, the FASB issued SFAS 141R, Business Combinations (“SFAS 141R”), which replaces FASB SFAS 141, Business Combinations.  This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.  This compares to the cost allocation method previously required by SFAS No. 141.

SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.  Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption of this standard is not permitted and the standards are to be applied prospectively only.  Upon adoption of this standard, there would be no impact to the Company’s results of operations and financial condition for acquisitions previously completed.  The adoption of SFAS No. 141R is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110, “Use of a Simplified Method in Developing Expected Term of Share Options” (“SAB 110”). SAB 110 expenses the current view of the staff that it will accept a company’s election to use the simplified method discussed in Staff Accounting Bulletin No. 107, “Share Based Payment”, (“SAB 107”), for estimating the expected term of “plain vanilla” share options regardless of whether the company has sufficient information to make more refined estimates. SAB 110 became effective for the Company on January 1, 2008. The adoption of SAB 110 is not expected to have a material impact on the Company’s financial position.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 3-                FIXED ASSETS

Fixed assets as of December 31, 2007 and 2006 were as follows:

	Estimated Useful	December 31,	December 31,
	Lives (Years)	2007	2006

Computer equipment	5	$5,468	$3,435
Vehicles	5	29,422	25,100
Leasehold improvements	5	28,638	24,431
TOTAL:		63,528	52,966

Less: accumulated depreciation		38,426	21,994
Property and equipment, net		$25,102	$30,972

There was $12,656 and $10,836 charged to operations for depreciation expense for the years ended December 31, 2007 and 2006, respectively.

NOTE 4-                OPERATING LINE OF CREDIT

The Company has established an operating line of credit with its bank through a credit card, with the full outstanding amount guaranteed by a Director.  The interest rate charged is a floating rate, bank prime rate + 2%.  As of December 31, 2007 and 2006, the interest rates were 9% and 8.75% with an outstanding balance of $82 and $20,218, respectively. The Company recorded interest expense of $2,014 and $1,698 for the years ended December 31, 2007 and 2006, respectively.

NOTE 5-                LONG-TERM LOAN, BUSINESS DEVELOPMENT BANK OF CANADA

The Company signed a 5 year loan agreement with the Business Development Bank of Canada on September 25, 2000 for a total of $18,769 at a floating interest rate at the time of 9.5% annualized.  The Company began payments on March 1, 2001 followed by 60 consecutive monthly payments terminating on March 1, 2006.  As of December 31, 2007 and 2006, the debt was fully paid.  The Company recorded interest expense of $42 for the year ended December 31, 2006.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 6-                LONG-TERM LOAN, BMW FINANCIAL SERVICES “DEALERPLAN”

The Company signed a 5 year loan agreement with BMW Financial Services in November, 2004 for a total of $25,949 at an interest rate at the time of 6.97% in order to purchase a vehicle.  The Company is making 60 equal payments from December, 2004 until December 2009. As of December 31, 2007 and 2006, the outstanding balance was $12,426 and $16,422., respectively. The Company recorded interest expense of $1,251 and $1,251 for the years ended December 31, 2007 and 2006, respectively.

The minimum payments for the next two years are $6,755 for 2008 and $5,671 for 2009.

NOTE 7-                DUE TO OFFICER

Due to officer represents non-interest bearing advances from the Company’s President that are due on demand.

NOTE 8-                STOCKHOLDERS’ DEFICIT

Common Stock

As of December 31, 2007, the Company has 100,000,000 shares of common stock authorized with a par value of $0.01

As of December 31, 2007, the Company has 5,115,400 shares of common stock issued and outstanding.

The Company issued 2,537,400 shares for services during 2007 valued at $253,740.

The Company issued 2,578,000 shares in 2007 as replacement shares for the original shares issued in Metratech Retail Systems, Inc. These shares were valued at $212,800.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 9-                PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At December 31, 2007, deferred tax assets consist of the following:

Net operating losses	$133,140

Valuation allowance	(133,140)

$-

At December 31, 2007, the Company had a net operating loss carryforward in the amount of $391,589, available to offset future taxable income through 2027.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the years ended December 31, 2007 and 2006 is summarized as follows:

	2007	2006
Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefits	3.3	3.3
Valuation allowance	30.7	30.7
	0%	0%

INDEX TO FINANCIAL STATEMENTS

Page(s)

Report of Independent Registered Public Accounting Firm	F-21

Balance Sheets as of September 30, 2008 (unaudited) and December 31, 2007 (audited)	F-22

Statements of Operations and Comprehensive Income (Loss) For the Nine Months
Ended September 30, 2008 and 2007 (unaudited)	F-23

Statements of Changes in Stockholders’ Equity (Deficit) for the Nine Months Ended
September 30, 2008 (unaudited) and the Years Ended December 31, 2007 and 2006	F-24

Statements of Cash Flows For the Nine Months Ended September 30, 2008 and 2007
(unaudited)	F-25

Notes to Financial Statements	F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
GMS Capital Corp.
Montreal, Canada

We have reviewed the accompanying balance sheet of GMS Capital Corp. (the "Company") as of September 30, 2008, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the nine months ended September 30, 2008 and 2007. These interim financial statements are the responsibility of the Company's management.

We conducted the reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.   As discussed in Note 1 to the financial statements, the Company is in the development stage and has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KBL, LLP
New York, NY October 28, 2008

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS, INC.)
BALANCE SHEETS
SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

ASSETS
	(IN US$)
	2008	2007
	(unaudited)	(audited)
Current Assets:
Cash and cash equivalents	$7,232	$11,993
Accounts receivable, net	4,941	15,971
Due from officer	-	2,891
Due from related companies	11,526	9,373

Total Current Assets	23,699	40,228

Fixed assets, net of depreciation	13,738	25,102

TOTAL ASSETS	$37,437	$65,330

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities:
Due to officers	$23,791	$2,935
Line of credit	-	82
Loan payable	-	12,426
Deferred revenue	-	1,084
Accounts payable and accrued expenses	1,362	6,150

Total Current Liabilities	25,153	22,677

Total Liabilities	25,153	22,677

STOCKHOLDERS' EQUITY
Common stock, $.001 Par Value; 100,000,000 shares authorized
and 5,115,400 issued and outstanding, respectively	5,115	5,115
Additional paid-in capital	461,425	461,425
Accumulated deficit	(422,773)	(391,589)
Accumulated other comprehensive income (loss)	(31,483)	(32,298)

Total Stockholders' Equity	12,284	42,653

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$37,437	$65,330

The accompanying notes are an integral part of the financial statements.

GMS CAPITAL CORP.
FORMERLY D/B/A METRATECH RETAIL SYSTEMS INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

	Nine months ending September 30		Three months ending September 30
	(IN US$)		(IN US$)
	2008	2007	2008	2007
OPERATING REVENUES
Sales	$35,728	$64,647	$19,521	$11,616

COST OF SALES
Purchases	41,691	7,862	16,893	-
Total Cost of Sales	41,691	7,862	16,893	-

GROSS PROFIT (LOSS)	(5,963)	56,785	2,628	11,616

OPERATING EXPENSES
Selling, general and administrative	23,284	11,834	10,571	3,958
Depreciation	7,390	9,492	1,880	3,670
Total Operating Expenses	30,674	21,326	12,451	7,628

INCOME (LOSS) BEFORE OTHER INCOME	(36,637)	35,459	(9,823)	3,988

OTHER INCOME (EXPENSE)
Interest expense	(2,356)	(2,057)	(16)	(711)
Gain on asset disposal	7,809	-	-	-
Total Other Income (Expense)	5,453	(2,057)	(16)	(711)

NET INCOME (LOSS) BEFORE PROVISION
FOR INCOME TAXES	(31,184)	33,402	(9,839)	3,277
Provision for Income Taxes	-	-	-	-

NET INCOME (LOSS) APPLICABLE
TO COMMON SHARES	$(31,184)	$33,402	$(9,839)	$3,277

NET INCOME (LOSS) PER BASIC AND DILUTED SHARES
BASIC AND DILUTED	$(0.01)	$0.01	$(0.00)	$0.00

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - BASIC AND DILUTED	5,115,400	2,578,000	5,115,400	2,578,000

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$(31,184)	$33,402	$(9,839)	$3,277
Other comprehensive income (loss)
Currency translation adjustments	815	7,567	1,654	3,547
Comprehensive income (loss)	$(30,369)	$40,969	$(8,185)	$6,824

The accompanying notes are an integral part of the financial statements.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS, INC.)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2007 AND 2006

	IN US$
					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehenisve
	Shares	Amount	Capital	Deficit	Income (Loss)	Total

Balance January 1, 2006	2,578,000	$2,578	$210,222	$(189,066)	$(53,200)	$(29,466)

Net income for the year ended December 31, 2006	-	-	-	30,791	12,862	43,653

Balance December 31, 2006	2,578,000	2,578	210,222	(158,275)	(40,338)	14,187

Shares of stock issued for services	2,537,400	2,537	251,203	-	-	253,740

Net loss for the year ended December 31, 2007	-	-	-	(233,314)	8,040	(225,274)

Balance December 31, 2007	5,115,400	5,115	461,425	(391,589)	(32,298)	42,653

Net loss for the nine months ended September 30, 2008	-	-	-	(31,184)	815	(30,369)

Balance September 30, 2008	5,115,400	$5,115	$461,425	$(422,773)	$(31,483)	$12,283

The accompanying notes are an integral part of the financial statements.

GMS CAPITAL CORP.
FORMERLY D/B/A METRATECH RETAIL SYSTEMS INC.
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

	IN US$
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(31,184)	$33,402

Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation	7,390	9,492
Gain on sale of disposition of assets	(7,809)	-
Changes in assets and liabilities
Decrease in accounts receivable	10,346	3,321
(Decrease) in deferred revenue	(1,084)	-
Increase (decrease) in accounts payable and
and accrued expenses, net of other current assets	(4,419)	2,591
Total adjustments	4,424	15,404

Net cash provided by (used in) operating activities	(26,760)	48,806

CASH FLOWS FROM INVESTING ACTIVITIES
(Acquisitions) disposal of fixed assets	11,695	(1,571)
(Increase) in due to/from related parties	(3,126)	(14,170)

Net cash provided by (used in) investing activities	8,569	(15,741)

CASH FLOWS FROM FINANCING ACTIVITES
Repayments of loan payable	(11,683)	(5,954)
Repayments of line of credit	(77)	(20,446)
Proceeds from officers, net of repayments	23,732	(8,992)

Net cash provided by (used in) financing activities	11,972	(35,392)

Effect of foreign currency	1,458	2,232

NET (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,761)	(95)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	11,993	9,308

CASH AND CASH EQUIVALENTS - END OF PERIOD	$7,232	$9,213

CASH PAID DURING THE PERIOD FOR:
Interest expense	$2,356	$2,057

The accompanying notes are an integral part of the financial statements.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 1-                ORGANIZATION AND BASIS OF PRESENTATION

GMS Capital Corp. (the “Company” or “GMS”), a Florida Corporation, was founded on March 9, 2000 originally doing business as Metratech Retail Systems Inc., a Canadian Corporation up until the reincorporation as GMS Capital Corp. in the State of Florida on September 18, 2007, in order to develop and market inventory management software for suppliers to major retailers, which enable suppliers to forecast consumer demand for their products and to optimize their production and inventory accordingly.

The Company's objective in the reincorporation in the state of Florida is to raise capital through the issuance of stock on the public markets in the US once achieving regulatory approval.  This capital raised will be utilized to further the promotion of The Company's flagship software product, ManageThePipe, a specialized inventory management software for small to medium sized businesses who sell their products via large chain Retail sales outlets known as “big box chains”.

Prior to its reincorporation as GMS, the Company had grown primarily in the Provinces of Quebec and British Columbia, Canada through the installation of its software via direct sales to customers.  While sales to date of the software have occurred via a direct sales channel, the Company will look to add further distribution channels to other sectors in the United States and Canada in the coming year.

Going Concern

As shown in the accompanying financial statements the Company has incurred a net loss of ($31,184) for the nine months ended September 30, 2008 and has an accumulated deficit of ($422,773) as of September 30, 2008.  The Company’s limited customer base exposes them to significant risk of future revenues.  The Company has been searching for new distribution channels to sell their software and services to provide additional revenues to support their operations.  There is no guarantee that the Company will be able to raise additional capital or generate the increase in revenues sought.

In the near term, the Company will look to complete the registration process to effectiveness and to sell part of or its complete offering. There can be no assurance that management will be able to raise sufficient capital, under terms satisfactory to the Company, if at all.

Management believes that the Company’s capital requirements will depend on many factors. These factors include the increase in sales through its existing channel as well as the Company’s ability to continue to expand its distribution channels.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to investment tax credits, bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

Comprehensive Income

The Company adopted Statement of Financial Accounting Standards No, 130, “Reporting Comprehensive Income,” (SFAS No. 130). SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations.

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

Fair Value of Financial Instruments (other than Derivative Financial Instruments)

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.  For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Currency Translation

The Company’s functional currency is the Canadian dollar, while the Company reports its currency in the US dollar. The Company records these translation adjustments as accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions are included in other income (expense) in the results of operations. For the nine months ended September 30, 2008 and 2007, the Company had translations gains (losses) of $815 and $7,567, respectively.

Research and Development

The Company annually incurs costs on activities that relate to research and development of new products. Research and development costs are expensed as incurred. Certain of these costs are reduced by government grants and investment tax credits where applicable.

Revenue Recognition

The Company generates revenue from the following primary sources: (1) licensing software products; (2) providing customer technical support (referred to as maintenance); and (3) providing professional services, such as consulting and education.

The Company recognizes revenue pursuant to the requirements of Statement of Position (SOP) 97-2, “Software Revenue Recognition,” issued by the American Institute of Certified Public Accountants, as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” In accordance with SOP 97-2, the Company begins to recognize revenue from licensing and supporting its software products when all of the following criteria are met: (1) the Company has evidence of an arrangement with a customer; (2) the Company delivers the products; (3) license agreement terms are deemed fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final; and (4) collection is probable.

The Company’s software licenses generally do not include acceptance provisions. An acceptance provision allows a customer to test the software for a defined period of time before committing to license the software. If a license agreement were to include an acceptance provision, the Company would not record deferred subscription value or recognize revenue until the earlier of the receipt of a written customer acceptance or, if not notified by the customer to cancel the license agreement, the expiration of the acceptance period.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

Under the Company’s business model, software license agreements frequently include flexible contractual provisions that, among other things, allow customers to receive unspecified future software products for no additional fee. These agreements combine the right to use the software products with maintenance for the term of the agreement. Under these agreements, once all four of the above noted revenue recognition criteria are met, the Company is required to recognize revenue ratably over the term of the license agreement.

Under the Company’s business model, a relatively small percentage of the Company’s revenue related to certain products is recognized on an up-front or perpetual basis once all revenue recognition criteria are met in accordance with SOP 97-2 as described above, and is reported in the “Software fees and other” line of the statements of operations. License agreements pertaining to such products do not include the right to receive unspecified future software products, and maintenance is deferred and subsequently recognized over the term of the maintenance period. In the event such license agreements are executed within close proximity or in contemplation of other license agreements with the same customer which are recognized on a subscription basis, the contracts may be considered a single multi-element agreement, and as such all revenue is deferred and recognized as “Subscription revenue” in the statements of operations.

Maintenance revenue is derived from two primary sources: (1) combined license and maintenance agreements recorded under the prior business model; and (2) stand-alone maintenance agreements.

Under the prior business model, maintenance and license fees were generally combined into a single license agreement. The maintenance portion was deferred and amortized into revenue over the initial license agreement term. Certain of these license agreements have not reached the end of their initial terms and, therefore, continue to amortize. This amortization is recorded to the “Maintenance” line item in the Statements of Operations. The deferred maintenance portion, which was optional to the customer, was determined using its fair value based on annual, fixed maintenance renewal rates stated in the agreement. For license agreements entered into under the Company’s current business model, maintenance and license fees continue to be combined; however, the maintenance is inclusive for the entire term of the arrangement. The Company reports such combined fees on the “Subscription revenue” line item in the statements of operations.

The Company also records stand-alone maintenance revenue earned from customers who elect optional maintenance. Revenue from such renewals is recognized on the “Maintenance” line item in the statements of operations over the term of the renewal agreement.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

The “Deferred maintenance revenue” line item on the Company’s balance sheets principally represents payments received in advance of maintenance services to be rendered.

Revenue from professional service arrangements is generally recognized as the services are performed. Revenue from committed professional services arrangements that are sold as part of a software transaction is deferred and recognized on a ratable basis over the life of the related software transaction. If it is not probable that a project will be completed or the payment will be received, revenue is deferred until the uncertainty is removed.

Revenue from sales to distributors, resellers, and value-added resellers (VARs) commences when all four of the SOP 97-2 revenue recognition criteria noted above are met and when these entities sell the software product to their customers. This is commonly referred to as the sell-through method. Revenue from the sale of products to distributors, resellers and VARs under licenses that include the right for the end-users to receive certain unspecified future software products is recognized on a ratable basis.

Accounts Receivable

The Company conducts business and extends credit based on an evaluation of the customers’ financial condition, generally without requiring collateral.

Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. The Company has an allowance for doubtful accounts of $0 at September 30, 2008 and December 31, 2007.

Accounts receivable are generally due within 30 days and collateral is not required. Unbilled accounts receivable represents amounts due from customers for which billing statements have not been generated and sent to the customers.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting.  Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 2-                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising Costs

The Company expenses the costs associated with advertising as incurred.  Advertising expenses for the nine months ended September 30, 2008 and 2007 are included in general and administrative expenses in the statements of operations.

Fixed Assets

Fixed assets are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets; automobiles – 3 years, computer equipment – 3 years, furniture and fixtures – 5 years and leasehold improvements- 5 years.

 When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.  Deduction is made for retirements resulting from renewals or betterments.

Impairment of Long-Lived Assets

Long-lived assets, primarily fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

Income (Loss) Per Share of Common Stock

Basic net (loss) per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income (Loss) Per Share of Common Stock (Continued)

The following is a reconciliation of the computation for basic and diluted EPS:

	September 30,	September 30,
	2008	2007

Net Income (Loss)	$(31,184)	$33,402

Weighted-average common shares
Outstanding (Basic)	5,115,400	2,578,000

Weighted-average common stock
Equivalents
Stock options	-	-
Warrants	-	-

Weighted-average common shares
Outstanding (Diluted)	5,115,400	2,578,000

The Company has not issued options or warrants to purchase stock in these periods. If there were options or warrants outstanding they would not be included in the computation of diluted EPS because inclusion would have been antidilutive.

Stock-Based Compensation

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”).  SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans.  The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next fiscal year after December 15, 2005.  The Company has adopted the provisions of SFAS 123R for its year ended December 31, 2008. The adoption of this principle had no effect on the Company’s operations.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

On January 1, 2006, the Company adopted the provisions of FAS No. 123R “Share-Based Payment” (“FAS 123R”) which requires recognition of stock-based compensation expense for all share-based payments based on fair value. Prior to January 1, 2006, the Company measured compensation expense for all of its share-based compensation using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. The Company has provided pro forma disclosure amounts in accordance with FAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123” (“FAS 148”), as if the fair value method defined by FAS No. 123, “Accounting for Stock Based Compensation” (“FAS 123”) had been applied to its stock-based compensation.

The Company has elected to use the modified–prospective approach method. Under that transition method, the calculated expense in 2006 is equivalent to compensation expense for all awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair values estimated in accordance with the original provisions of FAS 123. Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant-date fair values estimated in accordance with the provisions of FAS 123R. The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Segment Information

The Company follows the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is encouraged. The adoption of SFAS 157 is not expected to have a material impact on the financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”, (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment.

SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Management is determining the impact that the adoption of SFAS No. 160 will have on the Company’s financial position, results of operations or cash flows.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In December 2007, the FASB issued SFAS 141R, Business Combinations (“SFAS 141R”), which replaces FASB SFAS 141, Business Combinations.  This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.  This compares to the cost allocation method previously required by SFAS No. 141.

SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.  Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption of this standard is not permitted and the standards are to be applied prospectively only.  Upon adoption of this standard, there would be no impact to the Company’s results of operations and financial condition for acquisitions previously completed.  The adoption of SFAS No. 141R is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110, “Use of a Simplified Method in Developing Expected Term of Share Options” (“SAB 110”). SAB 110 expenses the current view of the staff that it will accept a company’s election to use the simplified method discussed in Staff Accounting Bulletin No. 107, “Share Based Payment”, (“SAB 107”), for estimating the expected term of “plain vanilla” share options regardless of whether the company has sufficient information to make more refined estimates. SAB 110 became effective for the Company on January 1, 2008. The adoption of SAB 110 is not expected to have a material impact on the Company’s financial position.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 3-                FIXED ASSETS

Fixed assets as of September 30, 2008 were as follows:

	Estimated Useful	September 30,	December 31,,
	Lives (Years)	2008	2007

Computer equipment	5	$5,229	$5,468
Vehicles	5	0	29,422
Leasehold improvements	5	27,393	28,638
		32,622	63,528
	TOTAL:

Less: accumulated depreciation		18,884	38,426
Property and equipment, net		$13,738	$25,102

There was $7,390 and $9,492 charged to operations for depreciation expense for the nine months ended September 30, 2008 and 2007, respectively.

The Company disposed of its vehicle asset on June 10, 2008.  The net book value of the asset at that time, including depreciation to June 10, 2008 was $3,543.  The vehicle was sold for $11,412.  As a result, he Company realized a gain on disposition of assets of $7,809.

NOTE 4-	OPERATING LINE OF CREDIT

On June 13, 2008, the Company established an operating line of credit of CDN$15,000 with a bank through a credit card, with the full outstanding amount guaranteed by a Director.  The interest rate charged is a floating rate, bank prime rate + 2%.  As of September 30, 2008, the interest rate was 8.75% with an outstanding balance of $0. The Company recorded interest expense of $2,356 and $2,057 for the nine months ended September 30, 2008 and 2007, respectively.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 5-	LONG-TERM LOAN

The Company signed a 5 year loan agreement with BMW Financial Services in November, 2004 for a total of $25,949 at an interest rate at the time of 6.97% in order to purchase a vehicle.  The Company was making 60 equal payments from December, 2004 until December 2009. The Company paid the entire balance due of this loan on June 10, 2008 with the proceeds of the sale of its vehicle.  As of June 30, 2008 and December 31, 2007, the outstanding balance was $0 and $12,426, respectively. The Company recorded interest expense of $616 and $939 for the nine months ended September 30, 2008 and 2007, respectively.

NOTE 6-                RELATED PARTY LOANS

The Company has entered into related party loans with an officer of the Company.  This loan is non-interest bearing and payable on demand.  The amounts owed as of September 30, 2008 is $15,024.

 The Company has entered into related party loans with a company owned and controlled by an officer of the Company.  This loan is non-interest bearing and payable on demand.  The amounts owed as of September 30, 2008 is $2,819.

The Company has entered into related party loans with a shareholder of the Company.  This loan is non-interest bearing and payable on demand.  The amounts owed as of September 30, 2008 is $5,948.

NOTE 7-                STOCKHOLDERS’ EQUITY

Common Stock

As of September 30, 2008 and December 31, 2007, the Company has 100,000,000 shares of common stock authorized with a par value of $0.01

As of September 30, 2008 and December 31, 2007, the Company has 5,115,400 shares of common stock issued and outstanding.

The Company has not issued any shares in 2008.

The Company issued 2,537,400 shares for services during 2007 valued at $253,740.

The Company issued 2,578,000 shares in 2007 as replacement shares for the original shares issued in Metratech Retail Systems, Inc. These shares were valued at $212,800.

GMS CAPITAL CORP.
(FORMERLY DOING BUSINESS AS METRATECH RETAIL SYSTEMS INC.)
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

NOTE 8-                PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At September 30, 2008, deferred tax assets consist of the following:

Net operating losses	$143,743

Valuation allowance	(143,743)

$-

At September 30, 2008, the Company had a net operating loss carryforward in the amount of $422,773, available to offset future taxable income through 2028.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the nine months ended September 30, 2008 and 2007 is summarized as follows:

	2008	2007
Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefits	3.3	3.3
Valuation allowance	30.7	30.7
	0%	0%